UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒       Filed by a party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Upstart Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

UPSTART HOLDINGS, INC.

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS

To be held at 9:00 a.m. Pacific Time on Friday, May 23, 2025

TO STOCKHOLDERS OF UPSTART HOLDINGS, INC.:

We are pleased to invite you to virtually attend the 2025 annual meeting of stockholders (the “2025 Annual Meeting”) of Upstart Holdings, Inc., a Delaware corporation, which will be held virtually on Friday, May 23, 2025, at 9:00 a.m. Pacific Time. The 2025 Annual Meeting will be held via a live interactive audio webcast on the Internet. If you held shares of our common stock at the close of business on March 26, 2025, you will be able to vote online and submit questions during the meeting at www.virtualshareholdermeeting.com/UPST2025. We are holding the 2025 Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:

1.

to elect as Class II directors the two nominees named in the accompanying proxy statement to serve until the 2028 annual meeting of stockholders and until their successors are duly elected and qualified;

2.	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2025;

3.	to approve, on an advisory basis, the compensation of our named executive officers; and

4.	to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Our Board has fixed the close of business on March 26, 2025 as the record date for the meeting. Only stockholders of record on March 26, 2025 are entitled to notice of, and to vote at, the 2025 Annual Meeting. Our proxy statement contains further information regarding voting rights and the matters to be voted upon.

On or about April 4, 2025, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”), containing instructions on how to access our proxy statement for our annual meeting and our annual report to stockholders over the Internet. The Notice provides instructions on how to vote and includes instructions on how to receive a copy of our proxy materials and annual report by mail or e-mail. The Notice, our proxy statement and our annual report to stockholders can be accessed at the following Internet address: www.proxyvote.com, using the control number located on the Notice or, if you requested to receive a printed copy of the proxy materials, your accompanying proxy card.

Your vote is important. Whether or not you plan to attend the 2025 Annual Meeting, we urge you to submit your vote as soon as possible to ensure your shares are represented. We encourage you to submit your proxy or voting instructions via the Internet, which is convenient, helps reduce the environmental impact of our annual meeting and saves us significant postage and processing costs. For instructions on voting, please refer to your proxy card, the Notice or page 3 of the accompanying proxy statement.

We appreciate your continued support of, and continued interest in, Upstart.

By order of the Board of Directors,

Scott Darling

Chief Legal Officer and Corporate Secretary

San Mateo, California

UPSTART HOLDINGS, INC.

PROXY STATEMENT

2025 ANNUAL MEETING OF STOCKHOLDERS

to be held at 9:00 a.m. Pacific Time on Friday, May 23, 2025

GENERAL INFORMATION

This proxy statement is being furnished by Upstart Holdings, Inc. in connection with the solicitation of proxies by our board of directors (the “Board”) for use at the 2025 Annual Meeting of Stockholders of Upstart Holdings, Inc. to be held on Friday, May 23, 2025, at 9:00 a.m. Pacific Time, solely via live webcast on the Internet at www.virtualshareholdermeeting.com/UPST2025, and for any postponements, adjournments or continuations thereof (the “2025 Annual Meeting”). In this proxy statement, the terms “Upstart,” “the company,” “we,” “us” and “our” refer to Upstart Holdings, Inc. and our subsidiaries.

On or about April 4, 2025, we expect to mail a Notice of Internet Availability of Proxy Materials (the “Notice”), containing instructions on how to access this proxy statement for the 2025 Annual Meeting and our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, to our stockholders entitled to vote at the 2025 Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.

What matters am I voting on?

You are being asked to vote on the following proposals:

•	the election of Peter Bernard and Paul Gu as Class II directors, each to serve until our 2028 annual meeting of stockholders and until their successors are duly elected and qualified;

•	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2025;

•	to approve, on an advisory basis, the compensation of our named executive officers; and

•	any other business as may properly come before the 2025 Annual Meeting.

As of the date of this proxy statement, our management and Board were not aware of any other matters to be presented at the 2025 Annual Meeting.

How does the board of directors recommend I vote on these proposals?

Our Board recommends that you vote your shares:

•	“FOR” the election of Peter Bernard and Paul Gu as Class II directors;

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2025; and

•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

Who is soliciting my vote?

Our Board is soliciting your vote in connection with the 2025 Annual Meeting.

Who is entitled to vote?

Only holders of our common stock as of the close of business on March 26, 2025 which is the record date for the 2025 Annual Meeting (the “Record Date”), are entitled to vote at the 2025 Annual Meeting. As of the Record Date, there were 95,070,460 shares of our common stock outstanding and entitled to vote. In deciding all matters at the 2025 Annual Meeting, each stockholder will be entitled to one vote for each share of common stock held on the Record Date. We do not have cumulative voting rights for the election of directors.

For ten days prior to the 2025 Annual Meeting, a list of stockholders eligible to vote at the 2025 Annual Meeting will be available for review by any stockholder for any purpose relating to the 2025 Annual Meeting during regular business hours at our principal executive offices. Stockholders interested in viewing the list can contact our corporate secretary to schedule an appointment by writing to Upstart Holdings, Inc., Attention: Corporate Secretary, 2950 S. Delaware Street, Suite 410, San Mateo, California 94403.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many of our stockholders hold their shares as beneficial owners through a brokerage firm or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially through a broker or other nominee “in street name.”

Registered stockholders or stockholders of record. If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and the proxy statement was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to our designated proxy holders listed in this proxy statement or to attend online and vote at the 2025 Annual Meeting.

Beneficial owners or street-name stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held “in street name,” and the Notice was forwarded to you by your broker or other nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you may direct your broker or other nominee on how to vote your shares. Beneficial owners are also invited to attend the 2025 Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares live during the 2025 Annual Meeting unless you follow your broker or other nominee’s procedures for obtaining a legal proxy. If you requested printed proxy materials, your broker or other nominee has enclosed a voting instruction form for you to use in directing the broker or other nominee regarding how to vote your shares. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker or other nominee as “street-name stockholders.”

How can I contact Upstart’s transfer agent?

Stockholders may contact our transfer agent, Equiniti Trust Company, LLC, by calling 1-800-937-5449, by emailing helpAST@equiniti.com, or by writing to Equiniti Trust Company, LLC, P.O. Box 500, Newark, NJ 07101. Also see our transfer agent’s website at www.equiniti.com to get more information about these matters.

How do I vote and what are the voting deadlines?

If you are a stockholder of record, there are four ways to vote:

1.

Online Prior to the 2025 Annual Meeting. You may vote by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 8:59 p.m. Pacific Time on May 22, 2025 (have the Notice or proxy card in hand when you visit the website for the 16-digit control number needed to vote);

2.

Phone. If you request printed copies of the proxy materials by mail, you will receive a proxy card or a voting instruction form and you may vote by calling 1-800-690-6903, 24 hours a day, seven days a week, until 8:59 p.m. Pacific Time on May 22, 2025 (have the Notice or proxy card in hand when you call for the 16-digit control number needed to vote);

3.

Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card or voting instruction form and you may vote by completing, signing and mailing your proxy card or voting instruction form; or

4.

During the 2025 Annual Meeting. You may vote by attending and voting virtually via the Internet during the 2025 Annual Meeting. If you desire to vote during the meeting, please follow the instructions for attending and voting during the 2025 Annual Meeting posted at www.virtualshareholdermeeting.com/UPST2025 (have the Notice or proxy card in hand when you visit the website for the 16-digit control number needed to vote). All votes must be received by the independent inspector of elections before the polls close during the meeting.

If you are a street-name stockholder, you will receive voting instructions from your broker or other nominee. You must follow the voting instructions provided by your broker, bank, or other nominee in order to direct your broker, bank, or other nominee on how to vote your shares. Street-name stockholders should generally be able to vote by returning a voting instruction form and may be able to vote by telephone or on the Internet, depending on the voting process of your broker, bank, or other nominee. As discussed above, if you are a street-name stockholder, you may not vote your shares live at the 2025 Annual Meeting unless you obtain a legal proxy from your broker, bank, or other nominee.

Can I change my vote or revoke my proxy?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy at any time before the 2025 Annual Meeting by:

•	casting a new vote by Internet or by telephone before 8:59 p.m. Pacific Time on May 22, 2025;

•	returning a later-dated proxy card;

•	notifying our corporate secretary, in writing, at Upstart Holdings, Inc., Attention: Corporate Secretary, 2950 S. Delaware Street, Suite 410, San Mateo, California 94403; or

•	virtually attending the 2025 Annual Meeting and voting electronically.

Simply attending the 2025 Annual Meeting will not cause your previously granted proxy to be revoked.

If you are a street-name stockholder, you may revoke any prior voting instructions by contacting your broker or other nominee.

What is the effect of giving a proxy?

A proxy is your legal designation of another person to vote the stock you own at the 2025 Annual Meeting. The person you designate is your “proxy,” and you give your proxy authority to vote your shares by voting by telephone or over the Internet, or if you requested to receive a printed copy of the proxy materials, by submitting the proxy card.

Proxies are solicited by and on behalf of our Board, and our Board has designated Dave Girouard, Sanjay Datta and Scott Darling to serve as proxy holders for the 2025 Annual Meeting. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the 2025 Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board described above. If any matters not described in the proxy statement are properly presented at the 2025 Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the 2025 Annual Meeting is adjourned or postponed, the proxy holders can also vote your shares on the new meeting date unless you have properly revoked your proxy instructions as described above.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. On or about April 4, 2025, we expect to mail to our stockholders the Notice that contains instructions on how to access our proxy materials on the Internet, how to vote on the proposals to be presented at the 2025 Annual Meeting, and how to request printed copies of the proxy materials and our Annual Report on Form 10-K.

Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of our annual meetings.

Are a certain number of shares required to be present at the 2025 Annual Meeting?

A quorum is the minimum number of shares required to virtually attend or be represented by proxy at the 2025 Annual Meeting for the meeting to be properly held and business to be conducted at the meeting under our bylaws and Delaware law. If there is no quorum at the 2025 Annual Meeting, either the chairperson of the meeting or the stockholders entitled to vote who are present at the meeting may adjourn the meeting to another time. The presence, online or by proxy, of stockholders entitled to cast a majority of all issued and outstanding shares of common stock entitled to vote at the 2025 Annual Meeting will constitute a quorum at the meeting.

A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (referred to as “stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock, referred to as a “broker non-vote,” held in street name with respect to certain matters in the absence of instructions from the beneficial owner of the stock. The shares subject to a proxy that are not being voted on a particular matter due to either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

What are the effects of abstentions and broker non-votes?

An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares, or if a broker or other nominee causes abstentions to be recorded for shares, these shares will be considered present and entitled to vote at the 2025 Annual Meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the voting power of the shares present virtually or represented by proxy and entitled to vote at the 2025 Annual Meeting (e.g., Proposal No. 2 and Proposal No. 3). However, because the outcome of Proposal No. 1 (election of directors) will be determined by a plurality vote, abstentions will have no impact on the outcome of such proposals as long as a quorum exists.

Broker non-votes occur when a broker or other nominee (i.e., the record holder) does not receive voting instructions from the beneficial owner and lacks the discretionary authority to vote the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the 2025 Annual Meeting but will not be counted for purposes of determining the number of votes cast on a proposal. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any of the proposals.

How many votes are needed for approval of each matter?

Proposal No. 1 - Election of Directors: The election of directors requires a plurality vote of the shares of common stock present virtually or by proxy at the 2025 Annual Meeting. “Plurality” means that the nominees who receive the largest number of votes cast “FOR” are elected as directors. As a result, any shares not voted “FOR” with respect to a particular nominee (whether as a result of a stockholder abstention or withholding or a broker non-vote) will not be counted and will have no effect on the outcome of the election.

Proposal No. 2 - Ratification of the Appointment of Deloitte & Touche LLP: The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2025 requires the affirmative “FOR” vote of a majority of the shares present virtually or by proxy at the 2025 Annual Meeting and entitled to vote thereon to be approved. Abstentions are considered votes cast and thus will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

Proposal No. 3 - Advisory Vote on the Compensation of Our Named Executive Officers: The approval, on an advisory basis, of the compensation of our named executive officers, requires the affirmative “FOR” vote of a majority of the shares present virtually or by proxy at the 2025 Annual Meeting and entitled to vote thereon to be approved. Abstentions are considered votes cast and thus will have the same effect as a vote “against” the proposal. Broker non-votes also will have no effect on the outcome of this proposal. Because this proposal is an advisory vote, the result will not be binding on our Board or our company. Our Board and our compensation committee, however, will consider the outcome of the vote when determining the compensation of our named executive officers.

How are proxies solicited for the 2025 Annual Meeting?

Our Board is soliciting proxies for use at the 2025 Annual Meeting. All expenses associated with this solicitation, including the cost of preparing, assembling, printing, filing, mailing and otherwise distributing the Notice or proxy materials and soliciting votes for use at the 2025 Annual Meeting will be borne by Upstart. If you choose to access the proxy materials or vote over the Internet or telephone, you are responsible for Internet access or telephone charges you may incur. In addition to the mailing of the Notice or proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers and employees, who will not be paid any additional compensation for such solicitation activities.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

If your broker or another intermediary holds your shares as your nominee (that is, in “street name”), you will need to follow the instructions your broker provides to instruct your broker on how to vote your shares. If you do not give timely instructions to your broker, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 (Proposal No. 2). Your broker will not have discretion to vote on any other proposals, which are “non-routine” matters, absent direction from you and failure to provide instructions on these matters will result in a “broker non-vote.”

Who will count the votes?

The inspector of election appointed by our Board for the 2025 Annual Meeting is responsible for counting votes.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Upstart or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Where can I find the voting results of the 2025 Annual Meeting?

If possible, we will announce preliminary voting results at the 2025 Annual Meeting. We will also disclose final voting results on a Current Report on Form 8-K (a “Form 8-K”) that we expect to file with the SEC within four business days after the 2025 Annual Meeting. If final voting results are not available to us in time to file a Form 8-K, we will file a Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the Notice or proxy materials. How may I obtain an additional copy of the Notice or proxy materials?

We have adopted a procedure approved by the SEC called “householding” to limit duplicate copies of our proxy materials being printed and delivered to stockholders sharing the same address. Under this householding procedure, we send only a single copy of the Notice and, if applicable, the proxy materials to multiple stockholders of record who share the same address unless one of those stockholders notifies us that the stockholder would like a separate copy of the Notice or proxy materials. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, the proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s Notice and, if applicable, the proxy materials, stockholders may contact us by email at ir@upstart.com, by telephone at (833) 212-2461 or at the following address:

Upstart Holdings, Inc.

Attention: Investor Relations

2950 S. Delaware Street, Suite 410

San Mateo, California 94403

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our corporate secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2026 annual meeting of stockholders, our corporate secretary must receive the written proposal at our principal executive offices not later than December 5, 2025. If the date of our 2026 annual meeting is changed by more than 30 days from the one-year anniversary date of the 2025 Annual Meeting, stockholder proposals must be received within a reasonable time before we begin to print and send proxy materials. Stockholder proposals must also comply with all other requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the

“Exchange Act”), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Upstart Holdings, Inc.

Attention: Corporate Secretary

2950 S. Delaware Street, Suite 410

San Mateo, California 94403

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (1) pursuant to Upstart’s notice of meeting (or any supplement thereto); (2) by or at the direction of the Board or any committee thereof that has been formally delegated authority; (3) as may be provided in the certificate of designations for any class or series of preferred stock; or (4) by any Upstart stockholder who (A) is a stockholder of record at the time of giving of the notice contemplated by our bylaws; (B) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the annual meeting; (C) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the annual meeting; (D) is a stockholder of record at the time of the annual meeting; and (E) complies with the procedures set forth in our bylaws. To be timely for our 2026 annual meeting of stockholders, our corporate secretary must receive the written notice at our principal executive offices no earlier than 8:00 a.m. Pacific Time on January 23, 2026 and no later than 5:00 p.m. Pacific Time on February 22, 2026.

However, if we hold our 2026 annual meeting of stockholders more than 25 days before or after the one-year anniversary date of the 2025 Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than 8:00 a.m. Pacific Time on the 120th day before the 2026 annual meeting and no later than 5:00 p.m. Pacific Time, on the later of the 90th day prior to the day of the 2026 annual meeting or, if the first public announcement of the date of the 2026 annual meeting is less than 100 days prior to the date of the 2026 annual meeting, the 10th day following the day on which public announcement of the date of the 2026 annual meeting is first made. If, after complying with the provisions above, a stockholder, or such stockholder’s qualified representative, does not appear at such annual meeting to present the stockholder’s proposal, we are not required to present the proposal for a vote at such meeting.

In addition to satisfying the requirements of our Bylaws, including the earlier notice deadlines set forth above and therein, to comply with universal proxy rules, stockholders who intend to solicit proxies in support of director nominees (other than our nominees) must also provide notice that sets forth the information required by Rule 14a-19 of the Exchange Act, no later than March 24, 2026.

Nomination of Director Candidates

Holders of our common stock may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our Board and should be directed to our corporate secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Board of Directors and Corporate Governance - Stockholder Recommendations for Nominations to our Board.”

In addition, our bylaws permit stockholders of record to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must be entitled to vote at the annual meeting and provide the information required by our bylaws. In addition, the stockholder must give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that the notice be received by our corporate secretary within the time periods described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Availability of Bylaws

A copy of our bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov or on the Investor Relations page of our website at www.ir.upstart.com/corporate-governance. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Why is the 2025 Annual Meeting being held virtually?

We are continuously exploring technologies and services that will best permit our stockholders to engage with us from any location around the world and exercise their vote. As was the case for last year’s annual meeting of stockholders, we have decided to conduct the 2025 Annual Meeting on a virtual basis because we believe a virtual meeting improves communication and enables increased stockholder attendance and participation.

The virtual meeting technology that we use provides ease of access and real-time communication, while reducing the environmental impact and costs associated with an in-person meeting. We believe that by hosting our 2025 Annual Meeting virtually, our stockholders will be provided the same rights and opportunities to participate as they would at an in-person meeting, while offering a greater level of flexibility for many of our stockholders who may not be able to attend an annual meeting of stockholders in person.

How can I submit a question during the 2025 Annual Meeting?

If you want to submit a question during the 2025 Annual Meeting, log into www.virtualshareholdermeeting.com/UPST2025, type your question into the “Ask a Question” field, and click “Submit.” Stockholders are permitted to submit questions during the 2025 Annual Meeting via the virtual meeting website that are in compliance with the meeting rules of conduct provided on the virtual meeting website and subject to a limit of one question per stockholder. We will answer as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting. Only questions that are relevant to our business operations will be answered during the 2025 Annual Meeting.

What if I have technical difficulties or trouble accessing the 2025 Annual Meeting?

We encourage you to access the 2025 Annual Meeting before it begins. Online check-in will start at approximately 8:45 a.m. Pacific Time on May 23, 2025. If you encounter any difficulties accessing the 2025 Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page at www.virtualshareholdermeeting.com/UPST2025. Technical support will be available starting at 8:45 a.m. Pacific Time on the day of the 2025 Annual Meeting and will remain available until the 2025 Annual Meeting has ended.

What if there are technical difficulties that affect the ability of the 2025 Annual Meeting to be held on the date and time specified in the Notice?

In the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of the 2025 Annual Meeting to satisfy the requirements for a meeting of stockholders to be held by means of remote communication under applicable Delaware corporate law, or that otherwise makes it advisable to adjourn the 2025 Annual Meeting, the chair or secretary of the 2025 Annual Meeting will convene the meeting at 12:00 p.m. Pacific Time on the date specified above and at our address specified above solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair. Under either of the foregoing circumstances, we will post information regarding the announcement on our investor relations website at ir.upstart.com.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our Board, which is elected by our stockholders. We have a classified Board divided into three classes, each serving with staggered three-year terms. At each annual meeting of stockholders, one class of directors will be elected for a three-year term to succeed the class whose term is then expiring. The following table sets forth information regarding our directors, including their ages as of April 4, 2025.

Nominees	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term for Which Nominated

Peter Bernard(1)(3)(4)	II	67	Director	2025	2025	2028

Paul Gu	II	34	Chief Technology Officer; Director	2015	2025	2028

Directors Not Standing for Election or Re-Election

Dave Girouard	I	59	Chief Executive Officer; Chairperson of the Board	2012	2027	—

Jeff Huber(1)	I	56	Director	2021	2027	—

Hilliard C. Terry, III(2)	I	55	Director	2019	2027	—

Sukhinder Singh Cassidy(3)(4)	II	55	Director	2020	2025	—

Kerry W. Cooper(3)(4)	III	53	Lead Independent Director	2021	2026	—

Mary Hentges(2)	III	66	Director	2019	2026	—

Ciaran O’Kelly(1)(2)	III	56	Director	2018	2026	—

(1)	Member of the nominating and corporate governance committee.
(2)	Member of the audit committee.
(3)	Member of the compensation committee.
(4)

Ms. Singh Cassidy’s current term will expire at the 2025 Annual Meeting and she will not stand for re-election. The Board thanks Ms. Singh Cassidy for her distinguished service as a director and as our Lead Independent Director. On April 4, 2025, (i) Ms. Singh Cassidy stepped down from her role as our Lead Independent Director and our Board appointed Ms. Cooper as our Lead Independent Director and (ii) our Board appointed Mr. Bernard to serve as a member of the compensation committee. Ms. Singh Cassidy will continue to serve on the compensation committee through the remainder of her current term.

Director Nominees

Peter Bernard. Mr. Bernard has served as a member of our Board since February 2025. He currently serves as the Board Chair of Barclays Bank U.S., LLC and Barclays Bank Delaware and has served in those roles since 2018. He is former chief operating officer and board director at Root Capital, a nonprofit social investment fund. From 2006 through 2013, he was a managing director and chief risk officer of D.E. Shaw & Co., L.P. in New York. Prior to 2006, he held a variety of roles in finance and financial software, including: chief financial officer at RiskMetrics, a risk management software company spun out of J.P. Morgan and later acquired by MSCI; and president and cofounder of New Bond Trading, a Boston-based investment management firm. Early in his career, Mr. Bernard spent fifteen years at J.P Morgan in various capital market roles, split between New York and London. Aside from his career in finance, Bernard serves on the boards of the Massachusetts Audubon Society and Bowdoin College. He graduated from Bowdoin College in 1979 with a BA in Economics.

Mr. Bernard was selected to serve on our Board because of his deep expertise in finance and risk management.

Paul Gu. Mr. Gu is one of our co-founders and has served in various roles since April 2012, including most recently as our Chief Technology Officer. He has also served as a member of our Board since April 2015. Mr. Gu has a background in quantitative finance, built his first algorithmic trading strategies on the Interactive Brokers API at the age of 20 and previously worked in risk analysis at the D.E. Shaw Group, a hedge fund, in 2011. During college, Mr. Gu led underwriting for two non-profit microlenders in the United States. Mr. Gu studied economics and computer science at Yale University and then joined the Thiel Fellowship.

Mr. Gu was selected to serve on our Board because of the perspective and experience he brings as our Chief Technology Officer and as one of our co-founders, as well as his expertise in machine learning and data science.

Continuing Directors

Kerry W. Cooper. Ms. Cooper has served as a member of our Board since March 2021. Ms. Cooper has served as an executive-in-residence with Acrew Diversify Capital Fund, a growth-stage fund, since January 2021. She served as President and Chief Operating Officer of Rothy’s, a direct-to-consumer footwear company, from November 2017 to January 2020. Before joining Rothy’s, Ms. Cooper was the Chief Executive Officer of Choose Energy, a consumer services energy company, from 2013 to 2016. She is currently a director of PG&E Corp., an energy-based holding company, and previously served on the board of TPB Acquisition Corp I. Ms. Cooper holds a B.S. in Mechanical Engineering from University of Texas at Austin and an M.B.A. from Harvard Business School.

Ms. Cooper was selected to serve on our Board because of her extensive experience as an executive in the consumer space.

Dave Girouard. Mr. Girouard is one of our co-founders and has served as our Chief Executive Officer and a member of our Board since our incorporation. From February 2004 to April 2012, Mr. Girouard served in various roles at Alphabet Inc. (formerly Google Inc.), most recently as President of Google Enterprise, where he helped build Google’s cloud applications business worldwide, including product development, sales, marketing, and customer support. He started his career in Silicon Valley as a Product Manager at Apple and previously served as an associate of the Information Technology practice at Booz Allen. Mr. Girouard’s career began in software development at the Boston office of Accenture. He graduated from Dartmouth College with an A.B. in Engineering Sciences and a B.E. in Computer Engineering. Mr. Girouard also holds an M.B.A. from the University of Michigan with High Distinction.

Mr. Girouard was selected to serve on our Board because of the perspective and experience he brings as our Chief Executive Officer and as one of our co-founders, as well as his extensive experience with technology companies.

Mary Hentges. Ms. Hentges has served as a member of our Board since December 2019. She served as an Advising Chief Financial Officer to Noom, Inc. through KongBasile Consulting from November 2022 to December 2023. She previously served as the Interim Chief Financial Officer for ShotSpotter, a precision-policing solutions company from October 2020 to January 2021. Prior to ShotSpotter, Ms. Hentges served as the Chief Financial Officer of Yapstone, Inc., a financial services company, from 2012 to 2014, the Chief Financial Officer of CBS Interactive, a media company, from 2010 to 2012, and the Chief Financial Officer of PayPal, Inc. from 2003 to 2010. Ms. Hentges is currently a director at Broadway Financial Corporation, a bank holding company that owns City First - a certified Community Development Financial Institution, where she chairs the Audit Committee and is a member of the Risk & Compliance Committee and the Internal Asset Review Committee. She was previously a director at Akili, Inc., a digital therapeutics company, where she chaired the audit committee and served on the compensation committee. Ms. Hentges holds a B.S. in Accounting from Arizona State University and is a Certified Public Accountant (inactive).

Ms. Hentges was selected to serve on our Board because of her financial expertise and extensive experience as an executive in the technology industry.

Jeff Huber. Mr. Huber has served as a member of our Board since June 2021. Mr. Huber is the co-founder of Triatomic Capital, a private investing firm, and has served as its Managing Director since March 2022. From 2016 to 2021, Mr. Huber served as the Founding Chief Executive Officer and Vice Chairman of GRAIL, Inc., a life sciences company. From 2003 to 2016, Mr. Huber served as Senior Vice President of Alphabet Inc. (formerly Google Inc.). From 2001 to 2003, Mr. Huber served as Vice President of Architecture and Systems Development at eBay Inc., an e-commerce company. Prior to joining eBay, he was Senior Vice President of Engineering at Excite@Home. Mr. Huber is a board member of Electronic Arts Inc. Mr. Huber holds a B.S. in Computer Engineering from the University of Illinois and an M.B.A. from Harvard Business School.

Mr. Huber was selected to serve on our Board because of his extensive experience as an executive in online companies that apply rapidly changing technology and operate at high scale.

Ciaran O’Kelly. Mr. O’Kelly has served as a member of our Board since April 2018. Mr. O’Kelly has served as the Chief Executive Officer of Prime Financial Technologies since 2022. From 2020 to 2021, Mr. O’Kelly worked full-time at Square (now Block, Inc.). Earlier in his career, Mr. O’Kelly held multiple leadership roles in the financial services sector. He worked at Nomura Securities, a financial services firm, most recently as Senior Managing Director and Head of Equities for the Americas. Prior to Nomura Securities, he held key positions at Bank of America, including Head of Global Equities and Head of Equity Capital Markets, as well as at Salo,on Smith Barney, where he served as Head of Equity Trading. In addition to his executive roles, Mr. O’Kelly has served as a director for several prominent organizations, including Square Financial Services, Inc., Bank of America Securities, and Nomura Securities International. Mr. O’Kelly holds a Bachelor of Business Studies (B.B.S.) degree from Dublin City University.

Mr. O’Kelly was selected to serve on our Board because of the perspective and extensive experience he brings from his background in financial services.

Hilliard C. Terry, III. Mr. Terry has served as a member of our Board since February 2019. Mr. Terry has served as an advisor and interim CEO to private equity-backed portfolio companies. From January 2012 to October 2018, he served as Executive Vice President and Chief Financial Officer of Textainer Group Holdings Limited, an intermodal marine container management and leasing company. Before joining Textainer, Mr. Terry was Vice President and Treasurer of Agilent Technologies, Inc., which he joined in 1999, prior to the company’s spinoff from Hewlett-Packard Company and initial public offering. He previously held positions in investor relations and/or investment banking with Kenetech Corporation, an alternative energy company; VeriFone, Inc., a payments company; and Goldman Sachs & Co., a financial services firm. Mr. Terry is currently a director of Asbury Automotive Group, Inc., an automotive retailer, where he serves on the audit committee and the capital allocation & risk management committee, and is also a director of Colombia Banking System, Inc., a bank holding company, where he serves on the audit committee, enterprise risk management committee and the nominating & governance committee. In addition, Mr. Terry serves as a director of two private companies: Fabletics, Inc., an active-wear retailer, and Fundbox, Ltd., a financial platform for small businesses. Mr. Terry holds a B.A. in Economics from the University of California, Berkeley and an M.B.A. from Golden Gate University.

Mr. Terry was selected to serve on our Board because of his financial expertise and experience in the banking industry.

Director Independence

Our common stock is listed on the Nasdaq Global Select Market (“Nasdaq”). Under the Nasdaq rules, independent directors must comprise a majority of a listed company’s board of directors. In addition, the Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit and compensation committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act and compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act. Under the Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the company’s board of directors, the director does not have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board has undertaken a review of its composition, the composition of its committees and the independence of our directors. Based upon information provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that Peter Bernard, Kerry W. Cooper, Mary Hentges, Jeff Huber, Ciaran O’Kelly, Sukhinder Singh Cassidy and Hilliard C. Terry, III do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the Nasdaq listing standards. Our Board also determined that the members of our audit committee, compensation committee and nominating and corporate governance committee satisfy the relevant independence standards for the committees on which they serve as established by applicable SEC rules and the Nasdaq rules. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Board Leadership Structure

Dave Girouard, our co-founder and Chief Executive Officer, serves as Chairperson of our Board, presides over meetings of our Board, and holds such other powers and carries out such other duties as are customarily carried out by the Chairperson of the Board. Our independent directors bring experience, oversight and expertise from outside of our company, while Mr. Girouard and Mr. Gu each bring company-specific experience, leadership and insight as our co-founders and Chief Executive Officer and Chief Technology Officer, respectively.

Our Board has adopted corporate governance guidelines that provide that one of our independent directors should serve as our Lead Independent Director if the Chairperson of the Board is not independent. Our Board has appointed Kerry Cooper to serve as our Lead Independent Director. The Board believes that from Ms. Cooper’s extensive experience as an executive in the consumer space, as well as her experience as a board member of other public companies, she brings abundant leadership expertise, governance prowess and business acumen that helps ensure strong and independent oversight and effective collaboration among the directors.

To further promote independent leadership, the primary responsibilities of the Lead Independent Director are as follows:

•	presiding over periodic meetings of our independent directors and executive sessions at Board meetings;

•	chairing Board meetings in the absence of the Chairperson of the Board or when it is deemed appropriate arising from the Chairperson’s management role or non-independence;

•	serving as a liaison between our Chairperson and our independent directors;

•	engaging and facilitating communication between management and the Board and among directors;

•	in collaboration with management, developing agendas for the Board meetings and communicating with other independent directors to ensure topics of interest are included;

•	representing the Board in communications with shareholders and other stakeholders as necessary;

•	providing input on the review of the Board’s leadership structure and its appropriateness; and

•	performing such additional duties as our Board may otherwise determine and delegate.

Our Board believes that this structure is effective in serving stockholders, as it offers independent leadership and engagement from the Lead Independent Director, while providing the benefit of having our Chief Executive Officer, the individual with primary responsibility for managing the company’s day-to-day operations, chair regular Board meetings as key business and strategic issues are discussed.

Board Meetings

During the fiscal year ended December 31, 2024, our Board held five meetings (including regularly scheduled and special meetings). Each director attended 75% or more of the total number of meetings of the Board and the committees of which he or she was a member held during the portion of the last fiscal year for which he or she was a director or committee member.

While we do not have a formal policy requiring director attendance, we encourage our directors to attend our annual meetings of stockholders. All but one of our directors who then served on our Board attended the 2024 annual meeting of stockholders.

Board Committees

Our Board has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our Board is described below. Members serve on these committees until their resignation or until otherwise determined by our Board.

Audit Committee

Our audit committee consists of Hilliard C. Terry, III, Mary Hentges, and Ciaran O’Kelly with Mr. Terry serving as Chairperson, each of whom meets the requirements for independence under the listing standards of the Nasdaq and SEC rules and regulations. Each member of our audit committee also meets the financial literacy and sophistication requirements of the Nasdaq listing standards. In addition, our Board has determined that Ms. Hentges and Mr. Terry are both audit committee financial experts within the meaning of Item 407(d) of Regulation S-K. Our audit committee, among other things:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helps to ensure the independence and performance of the independent registered public accounting firm;

•

discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent registered public accounting firm, our interim and year-end results of operation;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviews our policies on risk assessment and risk management, including with respect to cybersecurity;

•	reviews related party transactions; and

•

approves or, as required, pre-approves, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the Nasdaq. A copy of the charter for our audit committee is available on our website at ir.upstart.com. During the fiscal year ended December 31, 2024, our audit committee held eight meetings.

Compensation Committee

Our compensation committee currently consists of Kerry W. Cooper, Sukhinder Singh Cassidy, and Peter Bernard, with Ms. Cooper serving as Chairperson. Ms. Singh Cassidy will continue to serve on the compensation committee through the remainder of her current term. Each of Ms. Cooper, Ms. Cassidy, and Mr. Bernard meets the requirements for independence under the Nasdaq listing standards and SEC rules and regulations. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, or Rule 16b-3. Our compensation committee, among other things:

•	reviews, approves, and determines, or makes recommendations to our Board regarding, the compensation of our executive officers;

•	administers our equity compensation plans;

•	reviews and approves and makes recommendations to our Board regarding incentive compensation and equity compensation plans; and

•	establishes and periodically reviews policies and programs relating to compensation and benefits of our employees and executives.

Our compensation committee has engaged an independent consultant, Compensia, Inc. (“Compensia”) to advise the compensation committee on an as-needed basis with respect to executive and non-employee director compensation matters. Compensia does not provide services to Upstart and management and reports directly to the compensation committee. For further information on the processes followed by the compensation committee for the consideration and determination of executive compensation, see the section titled “Compensation Discussion and Analysis.”

Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the Nasdaq listing standards. A copy of the charter for our compensation committee is available on our website at ir.upstart.com. During the fiscal year ended December 31, 2024, our compensation committee held seven meetings.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Ciaran O’Kelly, Jeff Huber and Peter Bernard, with Mr. O’Kelly serving as Chairperson, each of whom meets the requirements for independence under the Nasdaq listing standards and SEC rules and regulations. Our nominating and corporate governance committee, among other things:

•	identifies, evaluates and selects, or makes recommendations to our Board regarding, nominees for election to our Board and its committees;

•	considers and makes recommendations to our Board regarding the composition of our Board and its committees;

•	evaluates the performance of our Board and of individual directors;

•	reviews environmental and corporate social responsibility matters;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	develops and makes recommendations to our Board regarding corporate governance guidelines and matters.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable Nasdaq listing standards. A copy of the charter for our nominating and corporate governance committee is available on our website at ir.upstart.com. During the fiscal year ended December 31, 2024, our nominating and corporate governance committee held four meetings.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an executive officer or employee of our company. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the Board or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board or on our compensation committee.

Role of our Board in Risk Oversight

Risk is inherent in every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day identification, assessment and management of strategic, operational, legal and regulatory compliance, cybersecurity, and financial risks. Our functional teams, including Risk, Finance, People, Information Security, Information Technology and Legal, are responsible for the day-to-day monitoring, evaluation, reporting and mitigation of their respective risk categories. From time to time, we engage professional services firms to advise on emerging trends and benchmarking data in various risk areas. Management provides reports on strategic and operational risks to the Board and its committees, as appropriate.

Our Board, both directly and through its committees, has responsibility for the oversight of our risk management framework, which is designed to monitor, assess, and manage risks to which our company is exposed over the short-, intermediate- and long-term. Consistent with this approach, our Board regularly reviews our strategic and operational risks throughout the year in the context of discussions with management, question and answer sessions, and reports from the management team presented at each regular board meeting. Our Board also evaluates the risks inherent in significant transactions. For certain risks, we may apply a longer term view to monitoring, evaluating and mitigating risks based on input from our internal functional teams and external advisors with respect to their impact on our business.

In addition, our Board has tasked designated standing committees with oversight of certain categories of risk management to align the committees’ areas of expertise with certain key risk areas. Our audit committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, as well as legal and regulatory compliance and potential conflicts of interest. The audit committee also oversees our risk management program, as well as our initiatives related to cybersecurity. Furthermore, our audit committee, among other things, discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our compensation committee assesses risks relating to our executive compensation plans and arrangements as well as employee compensation policies and practices. Our nominating and corporate governance committee assesses risks relating to our corporate governance practices and the independence of the Board. Each of the committee chairs report to the full Board at its regular meetings concerning the activities of the committee, the significant issues the committee has discussed and the actions taken by the committee.

Our Board believes its current leadership structure supports the risk oversight function of the Board. With Mr. Girouard, our Chief Executive Officer, serving as the Chairperson of the Board, we promote open dialogue between management and the Board. Ms. Cooper, as our Lead Independent Director as of the 2025 Annual Meeting, will offer independent leadership at the Board level in addition to Mr. Girouard. Each Board committee is comprised solely of independent directors, and all directors are actively involved in the risk oversight function.

Board and Board Committee Self-Evaluation Process

Board and committee evaluations play a critical role in ensuring the effective functioning of our Board and its committees. Our Board annually evaluates the performance of individual directors, the Board as a whole and each of the board’s standing committees. As part of the self-assessment process, directors are provided with questionnaires and participate in a guided, interview-based self-evaluation designed to offer a thoughtful reflection on the Board and its committees’ performance. As set forth in its charter, the nominating and corporate governance committee oversees this self-evaluation process. The nominating and corporate governance committee reviews the directors’ feedback and considers whether changes are recommended and reports the results to the Board.

Considerations in Evaluating Director Nominees

Our Board and our nominating and corporate governance committee regularly review the composition of the Board and use a variety of methods for identifying and evaluating potential directors whose perspectives, skills and experiences will enable them to make meaningful contributions to shaping the future of our company. In their evaluation of director candidates, they will consider the current size and composition of the Board and the needs of the Board and the respective committees of the Board. Some of the qualifications that are considered include, without limitation, professional ethics and integrity, judgment, business acumen, proven achievement and competence in one’s field, the ability to exercise sound business judgment, tenure on the Board and skills that are complementary to the Board, an understanding of the Company’s business, an understanding of the responsibilities that are required of a member of the Board, other commitments, including service on other for-profit company boards of directors and related committees, diversity with respect to professional background, education, race, ethnicity, gender, age and geography, as well as other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the Board. Other than the foregoing, there are no stated minimum criteria for director nominees.

Board Diversity

Although the Board does not maintain a specific policy with respect to board diversity, the Board believes that the board should be a diverse body, and the nominating and corporate governance committee considers a broad range of perspectives, backgrounds and experiences. In making determinations regarding nominations of directors, the nominating and corporate governance committee may take into account the benefits of diverse viewpoints.

Director Skills and Experiences

Our nominating and corporate governance committee has determined that it is important for an effective Board to have directors with a balance of the skills and experiences set forth in the table below. While all of these skills and experiences are considered by the nominating and corporate governance committee with respect to each director, the following table does not encompass all of the experience, qualifications, attributes or skills of our directors.

Stockholder Recommendations for Nominations to our Board

The nominating and corporate governance committee will consider candidates for directors recommended by stockholders so long as such recommendations comply with the certificate of incorporation and bylaws of our company and applicable laws, rules and regulations, including those promulgated by the SEC. The committee will evaluate such recommendations in accordance with its charter, our bylaws and the regular nominee criteria described above. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experiences, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our corporate secretary in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our stock and a signed letter from the candidate confirming willingness to serve on our Board, among other required information. The committee has discretion to decide which individuals to recommend for nomination as directors.

A stockholder of record can nominate a candidate directly for election to the Board by complying with the requirements and procedures set forth in Section 2.4 of our bylaws. For additional information regarding stockholder nominations of director candidates, see the section titled “General Information—What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?”

Communications with our Board

Stockholders and interested parties wishing to communicate with a non-management member of our Board may do so by writing to such director and either mailing the correspondence to: Upstart Holdings, Inc., Attention: Corporate Secretary, 2950 S. Delaware Street, Suite 410, San Mateo, California 94403 or sending the correspondence by email to corporate_secretary@upstart.com. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a broker or other nominee, the name and address of the beneficial owner of such shares, and (ii) the class and number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner. All such communications will be reviewed by Upstart’s Corporate Secretary and forwarded as appropriate to the relevant committee of the Board, or if none is specified, to the Lead Independent Director of the Board.

Corporate Social Responsibility

Our Board, through the nominating and corporate governance committee, oversees matters related to corporate social responsibility. Information regarding our corporate social responsibility programs and initiatives is available on our Investor Relations website at ir.upstart.com. The contents posted on our Investor Relations website are not incorporated by reference into this proxy statement.

Corporate Governance Guidelines and Code of Ethics

Our Board has adopted corporate governance guidelines. These guidelines address, among other items, the responsibilities of our directors, the structure and composition of our Board and corporate governance policies and standards applicable to us in general. In addition, our Board has adopted a code of ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior officers. Our corporate governance guidelines and code of ethics are available on our website at ir.upstart.com. We intend to disclose any amendments to our code of ethics or waivers of its requirements, on our website or in filings under the Exchange Act.

Insider Trading Policy
The Company has adopted an insider trading policy that governs the purchase, sale, and other dispositions of the Company’s securities by directors, officers, and employees, and other covered persons that the Company believes is reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable stock exchange listing requirements. A copy of the Company’s insider trading policy was filed as Exhibit 19.1 to the Company’s Annual Report on Form
10-K
for the fiscal year ended December 31, 2024. In addition, with regard to the Company’s trading in its own securities, it is the Company’s policy to comply with the federal securities laws and the applicable exchange listing requirements.
Stock Ownership Guidelines
The Company believes that the executive officers and
non-employee
directors should hold meaningful equity ownership positions in the Company to align their interests with the interests of the Company’s stockholders. Pursuant to the Company’s Stock Ownership Guidelines, our executive officers (defined for purposes of the guidelines as each “officer” of the Company subject to Section 16 of the Exchange Act) and non-employee
directors are expected to hold a number of shares of the Company’s common stock with a value equivalent to at least the following:

•	Chief Executive Officer: five times annual base salary

•	Other Executive Officers: two times annual base salary

•	Non-Employee Directors: three times annual base cash retainer
The executive officers and
non-employee
directors have a period of five years (running through the later of January 1, 2028 or the five-year anniversary of the date that the applicable individual becomes an executive officer or non-employee
director) to comply with the Stock Ownership Guidelines, although either our Board or the nominating and corporate governance committee may extend the period of time for attainment. The level of ownership will be measured annually by the nominating and corporate governance committee at the end of each fiscal year following the effective date (the date of such review, a “measurement date”). For purposes of this review, an individual’s annual base salary or the value of his or her annual base cash retainer is determined as of the last trading day of the Company’s fiscal year prior to the applicable measurement date, and the value of equity ownership will be determined based on the value of a share of the Company’s common stock measured as the greater of (i) the average closing price of a share over the sixty trading day period ending on the last trading day of such fiscal year, (ii) the average closing price of a share of the Company’s common stock over the sixty trading day period ending on the date the individual becomes subject to the Stock Ownership Guidelines, or (iii) the average closing price of a share of the Company’s common stock over the sixty trading day period ending on the date the share was acquired. Each executive officer or non-employee
director is expected to maintain the level of ownership during his or her tenure as an executive officer or non-employee
director, respectively.
The shares of the Company’s common stock directly owned, the shares of the Company’s common stock held in trust, limited partnerships, or similar entities for the benefit of the applicable executive officer or non-employee
director and/or his or her immediate family members, and the shares of the Company’s common stock subject to restricted stock units or other full-value awards that have vested count toward the satisfaction of the level of ownership under the Stock Ownership Guidelines. Unexercised stock options and shares of the Company’s common stock underlying full-value awards that are unvested (including with respect to either service-based or performance-based vesting criteria) do not count towards satisfaction of the Stock Ownership Guidelines.
To satisfy the Stock Ownership Guidelines, any executive officer or non-employee
director who has not reached or who fails to maintain his or her target ownership level must retain at least fifty percent of any Net Shares derived from full-value awards, exercised stock options or stock purchase plan holdings until his or her guideline is met. “Net Shares” are those shares of the Company’s common stock that remain after shares are sold or withheld to pay the exercise price (if any) of equity awards and applicable taxes. On the subsequent measurement date on which an executive officer or non-employee
director comes into compliance with the Stock Ownership Guidelines, the holding restrictions will be lifted.
The Stock Ownership Guidelines may be waived, at the discretion of the nominating and corporate governance committee, for non-employee
directors joining the Board from government, academia, or similar professions. The Stock Ownership Guidelines may also be temporarily suspended for one or more executive officers or non-employee
directors, at the discretion of the nominating and corporate governance committee, if compliance would create severe hardship or prevent an executive officer or non-employee
director from complying with a court order.
Our Board or the nominating and corporate governance committee may amend the Stock Ownership Guidelines at any time and from time to time in their sole discretion.
Non-Employee
Director Compensation
Our Board has adopted a compensation policy for our
non-employee
directors (the “Outside Director Compensation Policy”). Under this policy, each non-employee
director receives the cash and equity compensation for board services described below. We also reimburse our non-employee
directors for reasonable, customary and documented travel expenses to Board or committee meetings. This policy was developed with input from our independent compensation consultant, Compensia, regarding practices and compensation levels at comparable companies. It is designed to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders.
The Outside Director Compensation Policy contemplates both cash and equity components. The policy includes a maximum annual limit of $1,000,000 of cash compensation and equity awards that may be paid, issued, or granted to a non-employee
director in any fiscal year, increased to $2,000,000 in an individual’s first year of service as a non-employee
director. For purposes of this limitation, the value of equity awards is based on the grant date fair value (determined in accordance with U.S. generally accepted accounting principles (“GAAP”)). Any cash compensation paid or equity awards granted to a person for their services as an employee, or for their services as a consultant (other than as a non-employee
director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our non-employee
directors.
We review the Outside Director Compensation Policy annually and make amendments as needed, which Compensia also advises on. Following the compensation committee’s recommendation, the Board approved, in March 2024, amendments to the Outside Director Compensation Policy to increase the nominating and corporate governance committee chair annual cash compensation from $8,000 to $10,000 and the value of the directors’ initial and annual equity awards from $165,000 to $200,000, effective January 1, 2024. These increases to non-employee
director compensation were based on peer group data and determined in consultation with Compensia.
Cash Compensation
Each
non-employee
director is entitled to receive the following cash compensation for his or her services under the Outside Director Compensation Policy:

•	$35,000 per year for service as a board member;

•	$40,000 per year for service as non-employee chair of the board;

•	$25,000 per year for service as a lead independent director;

•	$20,000 per year for service as chair of the audit committee;

•	$10,000 per year for service as a member of the audit committee;

•	$15,000 per year for service as chair of the compensation committee;

•	$7,500 per year for service as a member of the compensation committee;

•	$10,000 per year for service as chair of the nominating and corporate governance committee; and

•	$4,000 per year for service as a member of the nominating and corporate governance committee.

Each non-employee director who serves as the chair of a committee receives only the additional annual cash fee as the chair of the committee, and not the annual fee as a member of the committee, provided that each non-employee director who serves as the non-employee chair or the lead independent director will receive the annual fee for service as a board member and an additional annual fee as the non-employee chair or lead independent director. All cash payments to non-employee directors are paid annually in arrears on a prorated basis.

Election to Receive Restricted Stock Units in lieu of Cash Compensation

Each non-employee director may elect to convert all or a portion of his or her annual cash retainer payments into an award covering a number of restricted stock units (“RSUs”) (a “Retainer Award”) with a grant date fair value (determined in accordance with GAAP) equal to the amount of the applicable annual cash retainer payment to which the Retainer Award relates.

Each individual who first becomes a non-employee director must make an election to receive Retainer Awards in lieu of cash payments (a “Retainer RSU Election”) with respect to annual cash retainer payments relating to services to be performed in the same calendar year as such individual first becomes a non-employee director on or prior to the date that the individual first becomes a nonemployee director. Each non-employee director must make a Retainer RSU Election with respect to annual cash retainer payments relating to services to be performed in the following calendar year by no later than December 31st of each calendar year, or such earlier deadline as established by our Board or the compensation committee of our Board.

If a non-employee director who has made a valid Retainer RSU Election ceases to be a non-employee director prior to the applicable grant date of a Retainer Award to which the Retainer RSU Election relates, the Retainer RSU Election will be treated as canceled and the non-employee director will be eligible to receive a prorated payment of the annual payment of the non-employee director’s applicable annual cash retainer, calculated based on the number of days during the applicable calendar year the non-employee director served in the relevant capacities, in accordance with the terms and conditions of the policy.

Retainer Awards are granted on January 10th immediately following the end of the calendar year for which the corresponding annual cash retainer payment was earned, except that if such date is not a trading day, the associated grant of the applicable Retainer Award shall occur on the next trading day following such date. Each Retainer Award will be fully vested on the date of grant.

Equity Compensation

Initial Awards

Subject to the limits in our 2020 Equity Incentive Plan, each person who first becomes a non-employee director will receive, on the first trading date on or after the date on which the person first becomes a non-employee director, an initial award of RSUs (the “Initial Award”), covering a number of shares of our common stock having a grant date fair value equal to $200,000; provided that any resulting fraction will be rounded down to the nearest whole share. The Initial Award will vest in its entirety on the one-year anniversary of the non-employee director’s initial start date, subject to the non-employee director continuing to be a non-employee director through the applicable vesting date. If the person was a member of our Board and also an employee, becoming a non-employee director due to termination of employment will not entitle them to an Initial Award.

Annual Awards

Subject to the limits in our 2020 Equity Incentive Plan, each non-employee director automatically receives, on the date of each annual meeting of our stockholders, an annual award of RSUs (an “Annual Award”) covering a number of shares of our common stock having a grant date fair value of $200,000; provided that the first annual award granted to an individual who first becomes a non-employee director following the effective date of the policy will have a grant date fair value equal to the product of (A) $200,000 multiplied by (B) a fraction, (i) the numerator of which is equal to the number of fully completed days between the non-employee director’s initial start date and the date of the first annual meeting of our stockholders to occur after such individual first becomes a non-employee director, and (ii) the denominator of which is 365; and provided further that any resulting fraction will be rounded down to the nearest whole share. Each Annual Award will vest in its entirety on the earlier of (x) the one-year anniversary of the Annual Award’s grant date, or (y) the day immediately before the date of the next annual meeting of our stockholders that follows the grant date of the Annual Award, subject to the non-employee director’s continued service through the applicable vesting date.

In the event of a “change in control” (as defined in our 2020 Equity Incentive Plan), each non-employee director will fully vest in their outstanding company equity awards issued under the Outside Director Compensation Policy, including any Initial Award or Annual Award, immediately prior to the consummation of the change in control provided that the non-employee director continues to be a non-employee director through such date.

Non-Employee Director Compensation Table

The compensation paid to Messrs. Girouard and Gu in respect of their employment for the year ended December 31, 2024 is included in the Summary Compensation Table in the section titled “Executive Compensation.” The following table provides information concerning compensation earned by our non-employee directors during the year ended December 31, 2024.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)

Peter Bernard(3)	—	—	—

Sukhinder Singh Cassidy	67,500	200,990	268,490

Kerry W. Cooper	50,000	200,990	250,990

Mary Hentges	45,000	200,990	245,990

Jeff Huber	39,000	200,990	239,990

Ciaran O’Kelly	55,000	200,990	255,990

Hilliard C. Terry, III	55,000	200,990	255,990

(1)

If a director elected to receive payment in RSUs in lieu of cash pursuant to our Outside Director Compensation Policy, annual retainer fees in the form of RSUs were granted on January 10, 2025. The number of RSUs received was based on the average closing stock price for the 30 trading days immediately prior to the date of grant. See the section above titled “Election to Receive Restricted Stock Units in lieu of Cash Compensation” for more information. For fiscal year 2024, four of our non-employee directors elected to receive all of their annual retainer fee payments in RSUs: Ms. Cooper received 695 RSUs, Ms. Hentges received 626 RSUs, Mr. Huber received 542 RSUs and Mr. O’Kelly received 765 RSUs.

(2)

The dollar value of the RSU awards shown in the “Stock Awards” column represents the grant date fair value calculated on the basis of the fair market value of the underlying shares of common stock on the grant date in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation (“FASB ASC Topic 718”). The actual value that the director will realize on each RSU award will depend on the price per share of our shares of common stock at the time shares underlying the RSUs are sold. Accordingly, these amounts do not necessarily correspond to the actual value recognized or that may be recognized by the directors.

(3)	Mr. Bernard was appointed to the Board in February 2025 and therefore did not receive any compensation in fiscal year 2024.

The following table provides all outstanding equity awards held by our non-employee directors as of December 31, 2024.

Name	Aggregate Number of Shares Underlying Options (#)	Number of Securities Underlying Unvested Stock Awards (#)

Peter Bernard(1)	—	—

Sukhinder Singh Cassidy	113,295	8,278

Kerry W. Cooper	—	8,278

Mary Hentges	98,295	8,278

Jeff Huber	—	8,278

Ciaran O’Kelly	192,443	8,278

Hilliard C. Terry, III	68,295	8,278

(1)	Mr. Bernard was appointed to the Board in February 2025.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board has nine members. Effective as of the conclusion of our 2025 Annual Meeting, the size of our Board will be reduced from nine members to eight members. In accordance with our amended and restated certificate of incorporation, our Board is divided into three staggered classes of directors. One class is elected each year during the annual meeting of stockholders for a term of three years. The term of the Class II directors expires at the 2025 Annual Meeting. The terms of office of directors in Class III and Class I do not expire until the annual meetings of stockholders held in 2026 and 2027, respectively.

Nominees

Our nominating and corporate governance committee has recommended, and our Board has approved, Peter Bernard and Paul Gu as nominees for election as Class II directors at the 2025 Annual Meeting. If elected, each of Mr. Bernard and Mr. Gu will serve as Class II directors until the 2028 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier death, resignation, or removal. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Mr. Gu and Mr. Bernard. We expect that each of Mr. Bernard and Mr. Gu will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the 2025 Annual Meeting, the proxies will be voted for any nominee designated by our Board to fill such vacancy. If you are a street-name stockholder and you do not give voting instructions to your broker, bank, or other nominee, your broker, bank, or other nominee will leave your shares unvoted on this matter.

Vote Required

The election of directors requires a plurality of the voting power of the shares of our common stock present virtually or by proxy during the 2025 Annual Meeting and entitled to vote thereon to be approved. Any shares not voted “FOR” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our Board has appointed Deloitte & Touche LLP to serve as our independent registered public accounting firm, for the year ending December 31, 2025. Deloitte & Touche LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2024.

Notwithstanding its selection and even if our stockholders ratify the selection, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of our company and its stockholders. At the 2025 Annual Meeting, the stockholders are being asked to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Our audit committee is submitting the selection of Deloitte & Touche LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, our Board may reconsider the appointment.

Representatives of Deloitte & Touche LLP will participate at the 2025 Annual Meeting, and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table summarizes the fees we recognized for services rendered by Deloitte & Touche LLP for the fiscal years ended December 31, 2023 and 2024, inclusive of out-of-pocket expenses.

Fee Category	Fiscal Year Ended December 31
	2023	2024

Audit Fees(1)	$4,413,200	$4,701,360

Audit-Related Fees(2)	$640,000	$933,157

Tax Fees(3)	$84,100	$75,424

Total Fees	$5,137,300	$5,709,941

(1)

Audit fees consisted of fees for professional services rendered in connection with the annual audit of our consolidated financial statements, audit of our internal control over financial reporting, review of our quarterly consolidated financial statements, consultations on accounting matters directly related to the audit, and preparation for compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)

Audit-related fees consisted of fees for professional services rendered for service organization reports and fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and not reported under “Audit Fees.” For the fiscal year ended December 31, 2024, audit-related fees included fees incurred in connection with issuances of convertible senior notes.

(3)	Tax fees consisted of fees for professional services rendered for tax advice.

Auditor Independence

In 2024, there were no other professional services provided by Deloitte & Touche LLP that would have required the audit committee to consider their compatibility with maintaining the independence of Deloitte & Touche LLP.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to its charter, the audit committee must review and approve, in advance, the scope and plans for the audits and the audit fees and approve in advance (or, where permitted under the rules and regulations of the SEC, subsequently) all non-audit services to be performed by the independent auditor that are not otherwise prohibited by law and any associated fees. Our audit committee has pre-approved all services performed by Deloitte & Touche LLP during the fiscal year ended December 31, 2024. The audit committee may delegate to one or more members of the committee the authority to pre-approve audit and permissible non-audit services, as long as this pre-approval is presented to the full committee at scheduled meetings.

Vote Required

The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025 requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy during the 2025 Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP

REPORT OF THE AUDIT COMMITTEE

The audit committee of the Board is comprised solely of independent directors and operates under a written charter adopted by the Board, which charter is reviewed on an annual basis and amended as necessary by the Board upon recommendation by the audit committee. The composition of the audit committee, the attributes of its members, and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees.

The audit committee appoints an accounting firm as our independent registered public accounting firm. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and issuing a report thereon. Management is responsible for our internal controls and the financial reporting process. The audit committee is responsible for monitoring and overseeing these processes.

The audit committee held eight meetings during the fiscal year ended December 31, 2024. The meetings were designed to provide information to the audit committee necessary for it to conduct its oversight function of the external financial reporting activities and audit process of our company, and to facilitate and encourage communication between the audit committee, management and our independent registered public accounting firm, Deloitte & Touche LLP. Management represented to the audit committee that our financial statements were prepared in accordance with GAAP. The audit committee reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2024 with management and the independent registered public accounting firm. The audit committee also instructed the independent registered public accounting firm that the audit committee expects to be advised if there are any subjects that require special attention.

The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.

The audit committee has also received the written disclosures and the letter from the independent registered public accounting firm, Deloitte & Touche LLP, required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.

Based on its review of the audited financial statements and the various discussions noted above, the audit committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC.

The audit committee of the Board:

Hilliard C. Terry, III (Chairperson)

Mary Hentges

Ciaran O’Kelly

This report of the audit committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and this report and the information contained therein will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act.

PROPOSAL NO. 3

ADVISORY VOTE ON

THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the SEC rules, we are providing our stockholders with the opportunity to approve, on an advisory and non-binding basis, the compensation of our named executive officers, as described in this proxy statement and as disclosed pursuant to Section 14A of the Exchange Act.

This proposal, commonly referred to as the “Say-on-Pay” vote, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our executive compensation philosophy, policies, and practices, as discussed in this proxy statement.

The Say-on-Pay vote is advisory, and therefore is not binding on us, our compensation committee, or our Board of Directors. The Say-on-Pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our compensation committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board of Directors and our compensation committee value the opinions of our stockholders. To the extent there is any significant vote against the compensation of our named executive officers as disclosed in this Proxy Statement, we will endeavor to communicate with stockholders to better understand the concerns that influenced the vote and consider our stockholders’ concerns, and our compensation committee will evaluate whether any actions are necessary to address those concerns.

You are encouraged to review the section titled “Executive Compensation” and, in particular, the section titled “Executive Compensation - Compensation Discussion and Analysis” in this proxy statement, which provide a comprehensive review of our executive compensation program and its elements, objectives, and rationale. We believe that the information provided in the section titled “Executive Compensation” demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following non-binding resolution at the 2025 Annual Meeting:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the Proxy Statement for the 2025 Annual Meeting pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, and other related disclosure

Vote Required

The approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the voting power of the shares of our common stock present virtually or by proxy during the 2025 Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote against this proposal, and broker non-votes will have no effect.

As an advisory vote, the result of this proposal is non-binding. However, our Board and our compensation committee value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when considering future executive compensation decisions and when evaluating our executive compensation program.

We provide our stockholders the opportunity to vote on the compensation of our named executive officers every year. It is expected that the next vote on executive compensation will be at the 2026 annual meeting of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

The names of our executive officers, their ages, their positions with Upstart Holdings, Inc., and other biographical information as of April 4, 2025, are set forth below. Executive officers are appointed by our Board to hold office until their successors are appointed and qualified. There are no familial relationships among our directors or executive officers.

Name	Age	Position

Dave Girouard	59	Chief Executive Officer, Chairperson of the Board

Sanjay Datta	51	Chief Financial Officer

Paul Gu	34	Chief Technology Officer, Director

Scott Darling	53	Chief Legal Officer and Corporate Secretary

For the biographies of Mr. Girouard and Mr. Gu, see the sections titled “Board of Directors and Corporate Governance – Director Nominees” and “Board of Directors and Corporate Governance - Continuing Directors.”

Sanjay Datta. Mr. Datta has served as our Chief Financial Officer since December 2016. From June 2005 to December 2016, he served in various roles at Alphabet Inc. (formerly Google Inc.), including as Vice President of Finance for Global Advertising, Finance Director of Corporate Revenue and Product Profitability, and in various international finance leadership positions based in Asia and Europe. Prior to Alphabet Inc., Mr. Datta worked at Artisan Capital, a private investment group, from November 2002 to May 2005, sourcing and reviewing prospective private equity investments, and worked at Deloitte Consulting, a consulting firm, from June 1996 to July 2000. Mr. Datta has a joint honors degree in Economics and Finance from McGill University in Montreal and an M.B.A. from Stanford University.

Scott Darling. Mr. Darling has served as our Chief Legal Officer and Corporate Secretary since December 2022. From October 2016 to November 2022, Mr. Darling served as Chief Legal Officer at Stitch Fix, Inc., an online personal styling service. Prior to joining Stitch Fix, Inc., Mr. Darling served as Chief Legal Officer and Corporate Secretary of Beepi, Inc., an online automobile retailer, from August 2015 to May 2016, and Vice President, General Counsel and Corporate Secretary of Trulia, Inc., a home search marketplace, from October 2011 to August 2015. Earlier in his career, he served as Vice President, General Counsel and Corporate Secretary at Imperva Inc., a cybersecurity company, and as Senior Attorney with Microsoft Corporation, a multinational technology company. Mr. Darling started his career with the law firm, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP. Mr. Darling holds a B.A. in Ethics, Politics, and Economics from Yale University and a J.D. from the University of Michigan.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is intended to help our stockholders understand our executive compensation program by providing an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each compensation element that we provided to our executive officers in 2024. In addition, it explains how and why the compensation committee of our Board made the specific compensation decisions for our principal executive officer, our principal financial officer and our two remaining executive officers — referred to as our “Named Executive Officers.” For 2024, our Named Executive Officers were:

Name	Position

Dave Girouard	Co-founder and Chief Executive Officer (our “CEO”)

Sanjay Datta	Chief Financial Officer (our “CFO”)

Paul Gu	Co-founder and Chief Technology Officer (our “CTO”)

Scott Darling	Chief Legal Officer and Corporate Secretary

Overview

Who We Are

Upstart was founded in 2012 by Dave Girouard, Paul Gu and Anna Counselman to improve financial lending through a more accurate credit model. Our mission is to enable effortless credit based on true risk. Through the power of artificial intelligence (“AI”), and the incredible talent of our employees, we are unlocking financial opportunity and mobility for more and more people, allowing them to pursue their dreams and goals for a better future.

2024 Business Highlights

In the second half of 2024, our business grew dramatically across all product categories, came very close to returning to GAAP profitability, and delivered Adjusted EBITDA at levels not seen since the first quarter of 2022. Our 2024 business highlights include:

•	Revenue. Total revenue was $637 million, an increase of 24% from the prior year. Total fee revenue was $635 million, an increase of 13% year-over-year.

•

Transaction Volume and Conversion Rate. 697,092 loans were originated, totaling $5.9 billion across our platform in 2024, up 28% from the prior year. Conversion on rate inquiries was 16.5% in 2024, up from 9.7% in the prior year.

•

Net Income (Loss) and Earnings Per Share. GAAP net income (loss) was ($129) million, improved from ($240) million in the prior year. Adjusted net income (loss) was ($17.8) million, up from ($46.9) million in the prior year. Accordingly, GAAP diluted earnings per share was ($1.44), and diluted adjusted earnings per share was ($0.20) based on the weighted-average common shares outstanding during the year.

•	Adjusted EBITDA. Adjusted EBITDA was $10.6 million, up from ($17.2) million in the prior year. 2024 adjusted EBITDA margin was 2% of total revenue, up from (3)% in the prior year.

In addition to our results determined in accordance with GAAP, we believe that certain non-GAAP financial measures and key operating metrics, including adjusted net income (loss), transaction volume, conversion rate, adjusted EBITDA and adjusted EBITDA margin, are useful in evaluating our operating performance. For a full reconciliation for each of these non-GAAP financial measures to the most directly comparable financial measure stated in accordance with GAAP, please see our 2024 Annual Report on Form 10-K for the fiscal year ended December 31, 2024 as filed with the SEC on February 14, 2025, and Exhibit 99.1 to our Current Report on Form 8-K filed with the SEC on February 13, 2025.

2024 Executive Compensation Highlights

Consistent with our compensation philosophy, the compensation committee took the following compensation actions for our Named Executive Officers in 2024, and we achieved the following pay outcomes.

Variable and Performance-Based Compensation

The annual compensation of our executive officers, including our Named Executive Officers, varies from year to year based on financial, operational, and individual performance. Consistent with our compensation philosophy, our executive compensation program emphasizes “variable” pay over “fixed” pay and seeks to balance short-term and long-term incentives, as well as performance-based and time-based incentives.

•

Cash bonus funding was entirely performance-based. Corporate performance is the primary driver of executive bonuses, accounting for 100% of the bonus funding for our NEOs, determined based on the performance of H2’24 adjusted EBITDA before bonus (as defined below), as modified based on achievement of annual revenue from fees hurdle for all NEOs and an individual performance multiplier for our NEOs other than our CEO. This approach aligns with our focus on delivering profitable company growth.

•

Our CEO’s long-term incentive was delivered entirely in stock options, consistent with our strong emphasis on pay for leadership and for performance. Because our CEO is ultimately accountable for our ability to successfully execute on our strategy and growth aspirations, we believe it is appropriate to completely and directly align his pay outcomes with the long-term value created for our stockholders. We believe stock options are the most appropriate performance-based equity vehicle for our company at this time, as they will only deliver value to recipients only if we deliver sustained, meaningful stock price appreciation over the extended vesting period. Further, we prefer stock options to PSUs as they are straightforward, transparent and avoid the potential of delivering “windfall” pay based on achievement of discrete metrics that, notwithstanding our belief of a link to value creation, the market ultimately may not recognize as value accretive.

•

Long-term incentives for other NEOs were comprised of an equal mix of restricted stock units (“RSUs”) and stock options. We believe that linking a significant portion of our Named Executive Officer’s compensation to RSU and stock option awards incentivizes a focus on holistic, long-term performance over a multi-year vesting period that will lead to sustained share price growth, strengthens alignment between management and stockholders, and serves as a strong retention tool. RSUs complement stock options as they are less dilutive to stockholders and provide a measure of stability within our program as their value increases or increases based on stock price performance but unlike stock options they retain some value in down market conditions, furthering our retention objectives.

The following table shows the percentages of target variable pay versus target fixed pay for our CEO and our other Named Executive Officers in 2024:

Named Executive Officer	Fixed pay as a percentage of total target direct compensation	Variable pay as a percentage of total target direct compensation

David Girouard	6.1%	93.9%

Sanjay Datta	9.4%	90.6%

Paul Gu	9.4%	90.6%

Scott Darling	15.8%	84.2%

Compensation Philosophy and Guiding Principles

Compensation Philosophy

Our compensation philosophy is guided by the following key principles:

•

Align interests of employees and stakeholders: Align the interests of our executive officers and all Upstart employees with the long-term interests of our stockholders, borrowers on the Upstart marketplace, and our lending partners. This means that we place a heavy emphasis on variable compensation, with performance measures focused on short-term (annual) goals, and long-term (share price) growth.

•

Attract and retain exceptional talent: Attract and retain exceptionally talented individuals, particularly those in key leadership and technical positions, by ensuring market competitive rewards. This means consistently comparing our compensation with competitors for talent and updating our benefits and total rewards packages to stay aligned with the market.

•	Drive toward a common goal: Our Named Executive Officers receive stock options and RSU awards and are eligible to receive annual cash bonuses based on achieving shared company goals.

•

Pay for leadership impact: Performance and company impact come before market value. We recognize, particularly in our executive team, that the value each leader brings to us extends well beyond their functional role. This means that although our compensation is informed by reviewing competitive market data, we also pay our executive team and all other employees based on the impact they have on our business.

•

Pay for performance: We place a high premium on equitable compensation for achieving results. Our executive compensation is structured so that higher compensation can be earned if we achieve significant company performance that we believe will also benefit our stockholders.

The compensation committee periodically reviews and analyzes market trends and the prevalence of various compensation delivery vehicles and adjusts the design and operation of our executive compensation program from time to time as it deems necessary and appropriate. In designing and implementing the various elements of our executive compensation program, the compensation committee considers market and industry practices, as well as the tax efficiency of our compensation structure and its impact on our financial condition. While the compensation committee considers all of the factors in its deliberations, it places no formal weighting on any single factor.

Over the coming years, the compensation committee will continue to evaluate our compensation philosophy and program objectives as circumstances require. At a minimum, the compensation committee will review our executive compensation program annually.

Executive Compensation Policies and Practices

We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. For 2024, the following executive compensation policies and practices were in place, including both policies and practices we have implemented to drive performance and policies and practices that either prohibit or minimize behaviors that we do not believe serve our stockholders’ long-term interests:

What We Do

✓ Compensation Committee Independence – Our Board maintains a compensation committee composed solely of independent directors who have established effective means for communicating with our stockholders regarding their executive compensation ideas and concerns as described in this Proxy Statement.

✓ Compensation Committee Advisor Independence – The compensation committee engages and retains its own advisors. During 2023 and 2024, the compensation committee engaged Compensia, Inc., a national compensation consulting firm (“Compensia”), to assist in carrying out its responsibilities. Compensia performed no other consulting or other services for us in 2024.

✓ Annual Compensation Review – The compensation committee conducts an annual review of our executive compensation philosophy and strategy, including a review of the compensation peer group used for comparative purposes.

✓ Emphasize Performance-Based Incentive Compensation – The compensation committee designs our executive compensation program to include both performance-based short-term cash incentive awards (i.e., our Executive Bonus Plan) and long-term incentive compensation awards in the form of stock options and RSU awards to align the interests of our executive officers, including our Named Executive Officers, with the interests of our stockholders.

✓ Emphasize Long-Term Equity Compensation – The compensation committee uses equity awards to deliver long-term incentive compensation opportunities to all employees, including our Named Executive Officers. These equity awards vest or may be earned over multi-year periods, which is consistent with market practice and better serves our long-term value creation goals and retention objectives.

✓ Limited Executive Perquisites – We do not view perquisites or other personal benefits as important to achieving our compensation objectives. Accordingly, we do not provide perquisites or other personal benefits to our executive officers except where we believe it is appropriate to achieve our compensation objectives and to assist our executive officers in the performance of their duties.

✓ Consistent Benefits for All Employees – We maintain a general health and wellness benefits program for all of our employees at Upstart, and during 2024, our Named Executive Officers received only the health and wellness benefits that are generally available to all our employees.

✓ “Double-Trigger” Change in Control Arrangements – Under our post-employment compensation arrangements for our executive officers, including our Named Executive Officers, there are no payments made because of the occurrence of a change in control of Upstart. All change in control payments and benefits are based on a “double-trigger” arrangement that provides for the receipt of payments and benefits only in the event of both (i) a change in control of Upstart and (ii) a qualifying termination of employment.

✓ Reasonable Change-in-Control Arrangements – The post-employment compensation arrangements for our executive officers, including our Named Executive Officers, provide for amounts and multiples that are within reasonable market norms.

✓ Succession Planning – Our Board reviews the risks associated with our key executive positions on an annual basis so that we have an adequate succession strategy and plans are in place for our most critical positions.

✓ Stock Ownership Guidelines – Our Board has instituted minimum stock ownership guidelines to further align the interests of our executive officers, including our Named Executive Officers, and non-employee members of our Board with those of our stockholders.

✓ Compensation Recovery Policy – Our Board has adopted a compensation recovery policy to further our pay-for-performance philosophy and to comply with applicable SEC and Nasdaq requirements.

What We Do Not Do

X Retirement Programs – We do not offer any special retirement plans or arrangements or nonqualified deferred compensation plans or arrangements for our executive officers. Our executive officers, including our Named Executive Officers, participate in the same Section 401(k) retirement plan that is generally available to all of our employees.

X No Tax “Gross-Ups” or Payments – We do not provide any tax “gross-up” or tax payment or reimbursement in connection with any compensation element (such as perquisites or other personal benefits) or any excise tax “gross-up” or tax payment or reimbursement in connection with any change in control payments or benefits.

X No Dividends on RSU Awards – We do not pay dividends or dividend equivalents on unvested or unearned RSU awards and performance-based RSU awards.

X No Stock Option Repricing – We have not repriced options to purchase shares of our common stock and may not do so without stockholder approval.

X General Prohibition on Hedging and Pledging – Under our Insider Trading Policy, we do not permit our executive officers, including our Named Executive Officers, and the non-employee members of our Board to hedge Upstart securities and, absent a special waiver, our executive officers, including our Named Executive Officers, and the non-employee members of our Board are prohibited from pledging Upstart securities.

Compensation-Setting Process

Role of the Compensation Committee

The compensation committee, among its other responsibilities, establishes our overall compensation philosophy and reviews and approves our executive compensation program, including the specific compensation of our executive officers. The compensation committee has the authority to retain legal counsel and other advisors, including compensation consultants, to assist in carrying out its responsibilities to determine the compensation of our executive officers. The compensation committee’s authority, duties, and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available on our Company website at ir.upstart.com.

While the compensation committee determines our overall compensation philosophy and approves the compensation of our executive officers, it relies on its compensation consultant, as well as our CEO, our CFO, our Chief People Officer, our Vice President of Total Rewards and legal counsel to formulate recommendations with respect to specific compensation actions. The compensation committee makes all final decisions regarding the compensation of our executive officers, except our CEO, including base salary levels, target annual cash bonus opportunities, actual cash bonus payments and long-term incentives in the form of equity awards. The compensation committee formulates recommendations for our CEO’s compensation, and the independent members of our Board (excluding Messrs. Girouard and Gu) approve the compensation of our CEO based on such recommendations. The compensation committee meets on a regularly-scheduled basis and at other times as needed. The compensation committee periodically reviews compensation matters with our Board.

At the beginning of each year, the compensation committee reviews our executive compensation program, including any incentive compensation plans and arrangements, to assess whether our compensation elements, actions, and decisions are (i) properly coordinated, (ii) aligned with our vision, mission, values, and corporate goals, (iii) provide appropriate short-term and long-term incentives for our executive officers, (iv) achieve their intended purposes, and (v) are competitive with the compensation of executives in comparable positions at the companies with which we compete for executive talent. Following this assessment, the compensation committee makes any necessary or appropriate modifications to our existing plans and arrangements or adopts new plans or arrangements.

The factors considered by the compensation committee in determining the compensation of our executive officers for 2024 included:

•	the recommendations of our CEO (except with respect to his own compensation);

•	our corporate results and other elements of financial performance;

•	our corporate and individual achievements against one or more short-term and long-term performance objectives;

•	the macroeconomic environment, in particular as to how it impacts our ability to retain executives in a down cycle;

•	the individual performance of each executive officer against expectations set by our CEO at the beginning of the year;

•	a review of the relevant competitive market analysis prepared by its compensation consultant;

•	the expected future contribution of the individual executive officer; and

•	internal pay equity based on the impact to our business and performance.

The compensation committee does not weigh these factors in any predetermined manner, nor does it apply any formulas in making its decisions. The members of the compensation committee considered this information in light of their individual experience, knowledge of Upstart, knowledge of each executive officer, knowledge of the competitive market, and business judgment to make their decisions regarding executive compensation and our executive compensation program.

As part of this process, the compensation committee also evaluates the performance of our CEO each year and makes a recommendation to the independent members of our Board who subsequently approve his base salary adjustments, target annual cash bonus opportunities, actual cash bonus payments and long-term incentives in the form of equity awards. Our CEO is not present during any of the deliberations regarding his compensation.

Role of our CEO

Our CEO works closely with the compensation committee in determining the compensation of our other executive officers. Typically, our CEO makes recommendations to the compensation committee regarding the design and structure of our annual executive bonus plan and regarding the compensation for our other executive officers (all of whom report to him).

At the beginning of each year, our CEO reviews the performance of our executive officers for the previous year, and then shares these evaluations with, and makes recommendations to, the compensation committee for each element of compensation. Using his subjective evaluation of each executive officer’s performance and taking into consideration our corporate performance during the preceding year, these recommendations relate to base salary adjustments, target annual cash bonus opportunities, actual cash bonus payments and long-term incentives in the form of equity awards for each of our executive officers (other than himself) based on our results, the individual executive officer’s contribution to these results, and his or her performance toward achieving his or her individual performance goals. The compensation committee then reviews these recommendations and considers the other factors described above and makes decisions as to the target total direct compensation of each executive officer (other than our CEO), as well as each individual compensation element.

While the compensation committee considers our CEO’s recommendations, as well as the competitive market analysis with respect to our compensation peer group prepared by Compensia, these recommendations and market data serve as only two of several factors in making its decisions with respect to the compensation of our executive officers. Ultimately, the compensation committee applies its own business judgment and experience to determine the individual compensation elements and amount of each element for our executive officers. Moreover, no executive officer participates in the determination of the amounts or elements of his or her own compensation.

Role of Compensation Consultant

Pursuant to its charter, the compensation committee has the authority to engage its own legal counsel and other advisors, including compensation consultants, as it determines in its sole discretion, to assist in carrying out its responsibilities. The compensation committee makes all determinations regarding the engagement, fees, and services of these advisors, and any such advisor reports directly to the compensation committee.

In 2024, pursuant to this authority, the compensation committee engaged Compensia to provide information, analysis, and other assistance relating to our executive compensation program on an ongoing basis. The nature and scope of the services provided to the compensation committee by Compensia in 2024 included the following:

•	developed and subsequently updated the compensation peer group;

•	provided advice with respect to compensation best practices and market trends for our executive officers and the non-employee members of our Board;

•	conducted an analysis of the levels of overall compensation and each element of compensation for our executive officers;

•	conducted an analysis of the levels of overall compensation and each element of compensation for the non-employee members of our Board; and

•	provided ad hoc advice and support throughout the year.

Representatives of Compensia attend meetings of the compensation committee as requested and communicate with the compensation committee outside of meetings. Compensia reports directly to the compensation committee rather than to management, although Compensia may meet with members of management, including our CEO, Chief People Officer and members of our People team, for purposes of gathering information on proposals that management may make to the compensation committee.

The compensation committee may replace its compensation consultant or hire additional advisors at any time. Compensia did not provide any other consulting or other services to us and has received no compensation other than with respect to the services described above.

The compensation committee has assessed the independence of Compensia taking into account, among other things, the various factors as set forth in Exchange Act Rule 10C-1 and the enhanced independence standards and factors set forth in the applicable listing standards of the Nasdaq Global Select Market, and has concluded that its relationship with Compensia and the work of Compensia on behalf of the compensation committee has not raised any conflict of interest.

Competitive Positioning and Compensation Peer Group

The compensation committee, with guidance from its compensation consultant, develops a compensation peer group as discussed below and data from that group is supplemented with executive compensation survey data representing public technology companies that are of similar size, scope and industry to prepare a comprehensive competitive market analysis. Data collected from the market data and the peer group data form one factor in the compensation committee’s compensation deliberations.

In October 2023, the compensation committee directed its compensation consultant, Compensia, to review the compensation peer group to be used as a reference for market positioning for 2024 and for assessing competitive market practices. Compensia undertook a detailed review of the pool of U.S.-based publicly-traded companies, taking into consideration our:

•

Industry sector, to focus on companies in similar industries as Upstart such as Application/Systems Software, Consumer Finance, Data Processing, Interactive Media & Services, and Internet Services & Infrastructure, especially those with a focus on AI, FinTech or cloud based offerings;

•	The size of such companies relative to our revenue, market capitalization and growth rate at the time of selection, as detailed below;

•	the comparability to our business model;

•	the comparability of our operating history;

•	the comparability of our organizational complexities and growth attributes;

•	the stage of our maturity curve (which increases its likelihood of attracting the type of executive talent for whom we compete); and

•	the comparability of our operational performance (for consistency with our strategy and future performance expectations).

Following this review, the compensation committee subsequently approved the following compensation peer group, consisting of 21 publicly-traded technology companies. The companies comprising the compensation peer group were as follows:

ACI Worldwide	MeridianLink

Affirm Holdings	PagerDuty

Alteryx	Paymentus Holdings

Elastic N.V.	Payoneer Global

Flywire	PROG Holdings

Green Dot	Rapid7

Intapp	Shift4 Payments

Lending Club	Smartsheet

LivePerson	SoFi Technologies

Marqeta	SPS Commerce

Taboola Software

Companies that were removed from the previous peer group include Coupa and Zendesk (who were both acquired), Digital Turbine and Ebix (whose market capitalizations fell below the screening criteria) and Dynatrace (whose market capitalization fell above the screening criteria). They were replaced by Flywire, Intapp, MeridianLink, PagerDuty, and SPS Commerce in line with the above mentioned criteria.

This compensation peer group was used by the compensation committee in connection with its annual review of our executive compensation program in 2024. We balanced selection of companies to ensure that our revenue and market capitalization were well-positioned within the peer group as shown in the table below. We particularly prioritized our positioning within the peer group with respect to market capitalization given (i) our emphasis on long-term equity incentives and the correlation between market capitalization and equity incentive values, and (ii) the recent volatility within our revenue in light of macroeconomic conditions.

	25th Percentile	50th Percentile	75th Percentile	Upstart Percentile

Revenue	493M	867M	1,371M	30%

Market Capitalization	1,586M	2,441M	4,711M	57%

Over the course of 2024 Upstart’s strong performance was reflected in significant gains in our share price. Accordingly, if you compare Upstart to its compensation peer group at the end of the year (by taking the market capitalization of each company in the above peer group at the end of December 2024) the percentile ranking by market capitalization had increased from 57% to 70%.

Specifically, the compensation committee reviewed the compensation data drawn from the compensation peer group, in combination with industry-specific compensation survey data from the Radford data and analytics platform, to develop a subjective representation of the “competitive market” with respect to current executive compensation levels and related policies and practices. The compensation committee then evaluated how our pay practices and the compensation levels of our executive officers compared to the competitive market.

We do not believe that it is appropriate to make compensation decisions, whether regarding base salaries or short-term or long-term incentive compensation, solely based upon benchmarking to a peer or other representative group of companies. However, the compensation committee believes that information regarding the compensation practices at other companies is useful in at least two respects. First, the compensation committee recognizes that our compensation policies and practices must be competitive in the marketplace. Second, this information is useful in assessing the reasonableness and appropriateness of individual executive compensation elements and of our overall executive compensation packages. This information is only one of several factors that the compensation committee considers, however, in making its decisions with respect to the compensation of our executive officers.

Compensation Elements

In general, rather than building compensation structures tailored to the individual executive or role, we have compensation tiers for our executive officers based on role breadth, experience, and company level impact. Each tier has its own range of base salary, target annual cash bonus opportunities and annual equity awards. The compensation tied to each tier is built based on aggregated market data as well as a subjective interpretation of the value the executive officer delivers to us and our short-term and long-term business objectives. Mr. Datta, our CFO, remains instrumental to our business strategy as well as the critical relationships we have with our capital markets partners. Mr. Gu, our co-founder and Chief Technology Officer, leads the development of our proprietary AI technology as well as the product roadmap that includes our core personal loan product, auto loan product, small dollar loan product, home equity line of credit product and the exploration of several other products that are in a research and development stage. Mr. Darling, our Chief Legal Officer and Corporate Secretary, oversees all aspects of our regulatory and legal functions.

The three primary elements of our executive compensation programs are: (1) base salary, (2) annual cash bonus opportunities, and (3) long-term incentives in the form of equity awards, as described below:

Compensation Element	What This Element Rewards	Purpose and Key Features of Element
Base salary	Individual performance, contributions and impact, level of experience, and breadth of role and responsibility.	Provides a competitive level of fixed compensation to attract and retain a best-in-class management team. Salary levels are informed by the market value of the position and equitable treatment across the team, with actual base salaries established based on the facts and circumstances of each executive officer and each individual position.

Annual cash bonuses	Achievement of pre-established corporate and individual performance objectives (for 2024, the corporate performance measures were adjusted EBITDA and revenue from fees) as well as individual contributions and leadership.	Motivates executive officers to drive company growth based on performance against our near-term operating and financial plans.

Long-term incentives/equity awards

Long-term achievement of our strategic, financial and operational objectives that in turn drive sustained stockholder value creation

Vesting requirements promote long-term thinking and retention of highly-valued executive officers over extended time horizons.

Attract, retain, motivate, and reward executive officers.

Annual equity awards that vest over a defined period of time and provide a significant “at risk” and, in the case of stock options, performance-based pay opportunity. The ultimate value of all equity awards is directly related to the market price of our common stock, and the awards are only earned over an extended period of time subject to vesting. Stock options further align executives and stockholders as they deliver value only to the extent that we deliver sustained stock price growth over the award’s vesting periods.

Our executive officers also participate in the standard employee benefit plans available to our employees. In addition, our executive officers are eligible for post-employment (both change in control and non-change in control) severance payments and benefits under certain circumstances.

Base Salary

We believe that a competitive base salary is a necessary element of our executive compensation program, so that we can attract and retain a world class management team that is focused on building a sustainable enterprise for the future. The compensation committee seeks to set competitive base salaries, comparable to market standards, that are equitable across the executive team based on level of impact and contributions.

The compensation committee reviews the base salaries of our executive officers, including our Named Executive Officers, annually and makes adjustments to their base salaries (or a recommendation for an adjustment in the case of our CEO) as it determines to be necessary or appropriate.

In early 2024, the compensation committee reviewed the base salaries of our executive officers, including our Named Executive Officers, taking into consideration a competitive market analysis prepared by Compensia and the recommendations of our CEO (except with respect to his own base salary), as well as the other factors described above. Following this review, the compensation committee made a recommendation to the independent members of our Board to incrementally increase the base salaries of our Named Executive Officers to continue to provide competitive compensation reflective of each individual’s contributions and growth in role since the compensation committee last increased base salaries. With these adjustments, base salaries for all NEOs have increased by less than 10% since 2021. The annual base salaries of our Named Executive Officers for 2024 were as follows:

Named Executive Officer	2024 Base Salary

Dave Girouard	$500,000

Sanjay Datta	$450,000

Paul Gu	$450,000

Scott Darling	$435,000

The actual base salaries earned by our Named Executive Officers in 2024 are set forth in the “2024 Summary Compensation Table” below.

Annual Cash Bonuses

We use annual cash bonuses paid to motivate our executive officers, including our Named Executive Officers, to achieve our short-term financial and operational objectives while making progress towards our longer-term growth and other goals. Consistent with our executive compensation philosophy, these annual cash bonuses are intended to help us to deliver a competitive total direct compensation opportunity to our executive officers. Annual cash bonuses are entirely performance-based, are not guaranteed, and may vary materially from year-to-year.

Typically, the compensation committee establishes target annual cash bonus opportunities pursuant to a formal cash bonus plan that measures and rewards our executive officers for our actual corporate and individual performance over our fiscal year. The cash bonus plan is designed to pay above-target bonuses when we exceed our annual corporate objectives and below-target bonuses when we do not achieve these objectives.

Pursuant to the cash bonus plan for 2024 (the “2024 Executive Bonus Plan”), the compensation committee had the authority to select the performance measures and related target levels applicable to the target annual cash bonus opportunities for our executive officers. In addition, under the 2024 Executive Bonus Plan, the compensation committee may, in its sole discretion and at any time, increase, reduce, or eliminate a participant’s actual bonus payment, and/or increase, reduce, or eliminate the amount allocated to the bonus pool for the year. Further, the actual bonus payment may be below, at, or above a participant’s target annual cash bonus opportunity, at the compensation committee’s sole discretion. The compensation committee may determine the amount of any reduction on the basis of such factors as it deemed relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.

Target Annual Cash Bonus Opportunities

In 2024, the compensation committee reviewed the target annual cash bonus opportunities of our executive officers, including our Named Executive Officers, taking into consideration a competitive market analysis prepared by Compensia and the recommendations of our CEO (except with respect to his own target annual cash bonus opportunity), as well as the other factors described above. Following this review, the compensation committee determined (or in the case of the CEO, recommended) that no changes to target annual cash bonus opportunities for 2024 were necessary to maintain competitive bonus opportunities. Target opportunities for each NEO are set forth in “2024 Performance Results and Bonus Decisions” below.

Corporate Performance Objectives

Performance under the 2024 Executive Bonus plan was determined based on financial measures for the second half of the fiscal year ended December 31, 2024 (“H2’24”). For purposes of the 2024 Executive Bonus Plan, a three-part process was used. First, annual revenue from fees was used to determine which bonus payout scale to use (if revenue from fees was over $305 million, a larger bonus pool could be funded). Second, Adjusted EBITDA before bonus was used to determine achievement and to set the aggregate company-wide bonus pool. Third, the company-wide performance management scores were used to calibrate the calculated achievement percentage so that the aggregate bonus funding pool would fund all of the bonuses payable under the company-wide bonus plan. To reconcile Adjusted EBITDA before bonus to the most directly comparable financial measure stated in accordance with GAAP, please see the appendix to this proxy statement. The compensation committee believed these performance measures were appropriate for our business given the continuing criticality of achieving profitable company growth in 2024, which it believes directly influences long-term stockholder value creation. The compensation committee established target performance levels for each measure that it believed to be challenging, but attainable, through the successful execution of our annual operating plan.

The scales for achievement were as follows:

Performance Measure	Low Scale	High Scale

H2’24 Revenue from Fees Hurdle	<$305M	>=$305M

Performance Measure	Threshold Performance Level	Target Performance Level	Maximum Performance Level

H2’24 Adjusted EBITDA before bonus	$0M	$34.9M	$116.3M+

Low Scale Funding Percentage	25%	80%	150%

High Scale Funding Percentage	25%	100%	200%

In the event of actual performance between the levels set forth in the table, the payout level was to be calculated between each designated segment on a straight-line interpolated basis.

2024 Corporate Performance Results

2024 began as a challenging year but by the end the Company was starting to display a significant turn around in overall business performance. This came on the back of the hard work of the team in building a more robust, more resilient business while continuing to innovate our core point of differentiation - better AI models for assessing credit risk. For H2’24, the actual corporate performance result for revenue from fees was $367 million, meaning that Adjusted EBITDA would be judged based on the high scale. At the time we determined the funding level for the company-wide bonus plan, preliminary H2’24 Adjusted EBITDA before bonus was calculated at approximately $84.8 million, meaning the achievement percentage based on corporate performance objectives was 161.3%, which would fund a company-wide $56.3 million bonus pool. Upon finalizing the company’s financial results, H2’24 Adjusted EBITDA before bonus was determined to be $84.0 million, and a decision was made not to change the aggregate bonus pool funding that had been established and accrued in our financial statements because the difference between preliminary and final H2’24 Adjusted EBITDA before bonus was immaterial.

Application of Individual Performance

Mr. Girouard’s bonus payment was based entirely on Upstart’s financial performance and determined outside of the performance management calibration process, resulting in his bonus being earned with a 161.3% multiplier. For the other Named Executive Officers, bonuses are based on (i) a company financial performance multiplier and (ii) an individual performance multiplier. The individual performance multiplier was determined as part of the Company-wide overall performance evaluation process under which all employees (other than Mr. Girouard) are rated from 1 to 5 (with a “3” rating resulting in a 1x multiplier). After individual performance ratings are assigned, the Company calculates its projected aggregate, company-wide bonus payment. If the projected aggregate, company-wide bonus payment would exceed the available bonus pool, the company multiplier is then adjusted downward from the actual achievement level to ensure that the aggregate bonus payments do not exceed the available bonus pool. For 2024, the achievement percentage of 161.3% was adjusted to 149.0% company-wide, including for the Named Executive Officers other than Mr. Girouard.

For our Named Executive Officers, their performance rating and bonus payments were subject to the approval of the compensation committee after recommendation from Mr. Girouard. Performance evaluations for Messrs. Datta, Gu and Darling were based on a combination of company performance and our CEO’s assessment of their performance against their respective individual performance objectives. Under his leadership as CTO and co-founder, Mr. Gu has significantly accelerated our model development through innovative enhancements and streamlined processes, while continuing to strengthen our engineering, machine learning, and product teams to drive improvements in performance and cost. He has also provided targeted support during key role transitions and strategic pivots, fostering more effective decision-making across all functions and positioning the company for long-term success. Mr. Datta has excelled in securing funding partners, refining internal and external communication on business and macro trends, contributing significantly to strategic decisions, and strengthening investor relations – all while leveraging his expertise in capital markets and institutional capital. Mr. Darling has strengthened our legal function by making key hires and building team effectiveness, while managing complex corporate matters and driving innovative capital deals to support growth.

Named Executive Officers Who Were Eligible for 2024 Cash Bonuses	Target Annual Cash Bonus Opportunity (as a percentage of base salary)	Target Annual Cash Bonus Opportunity	Actual Eligible Earnings	Actual Cash Bonus Payment	Percentage of Target Annual Cash Bonus Opportunity Earned(1)

Dave Girouard	100%	$500,000	$496,667	$801,124	161%

Sanjay Datta	75%	$337,500	$447,917	$749,694	222%

Paul Gu	75%	$337,500	$447,917	$749,694	222%

Scott Darling	75%	$326,250	$432,917	$483,059	149%

(1)

For our NEOs, we calculate their bonus amount using their actual eligible earnings for the year, multiplied by their bonus target percentage. These target bonus amounts are then multiplied by performance factors - company performance in the case of our CEO and a combination of company performance and individual performance for our other NEOs. In 2024, there was an immaterial difference between the NEO’s actual eligible earnings and their annual salary.

Long-Term Incentive Compensation

We use long-term incentive compensation in the form of equity awards to motivate our executive officers, including our Named Executive Officers, by providing them with the opportunity to build an equity interest in Upstart and to share in the potential appreciation of the value of our common stock. We have relied on options to purchase shares of our common stock and RSU awards that may be settled for shares of our common stock as the principal vehicles for delivering long-term incentive compensation opportunities to our executive officers. The compensation committee believes that because stock options provide for an economic benefit only in the event that our stock price increases over the exercise price of the option, these awards effectively align the interests of our executive officers with the interests of our stockholders and provide our executive officers with a significant incentive to manage our business from the perspective of an owner with an equity stake in the business. In addition, because RSU awards have value to the recipient even in the absence of stock price appreciation, the compensation committee believes that we are able to incentivize and retain our executive officers using fewer ordinary shares than would be necessary if we used stock options exclusively to provide an equity stake in Upstart. Since the value of RSU awards increases with any increase in the value of the underlying shares, RSU awards also provide incentives to our executive officers that are aligned with the interests of our stockholders. The compensation committee further believes these awards enable us to attract and retain key talent in our industry and align our executive officers’ interests with the long-term interests of our stockholders.
To date, the compensation committee has not applied a rigid formula in determining the size of the equity awards to be granted to our executive officers, including our Named Executive Officers, as part of our annual compensation review of equity awards. Generally, in determining the size of the equity awards granted to our executive officers, the compensation committee considers the recommendations of our CEO (except with respect to his own equity award) and the other factors described above, as well as the dilutive effect of our long-term incentive compensation practices, and the overall impact that these equity awards, as well as awards to other employees, will have on stockholder value.
Timing of Awards
As part of Upstart’s annual performance and compensation review process, the compensation committee approves stock option and RSU awards to our Named Executive Officers on a predetermined schedule. The compensation committee does not take material non-public
information into account when determining the timing and terms of stock option awards, except that if the Company determines that it is in possession of material non-public
information on an anticipated grant date, the compensation committee expects to defer the grant until a date on which the Company is not in possession of material non-public
information. In addition, the compensation committee does not time the release of material non-public
information for the purpose of affecting the value of executive compensation.
2024 Equity Awards
In February 2024, the compensation committee approved annual equity awards for Messrs. Datta, Gu and Darling as incentives for future financial and individual performance, to retain such executive officers and in recognition of each person’s individual potential for future impact and contributions to Upstart. Our CEO’s equity awards were approved by the independent members of our Board based on the recommendation of the compensation committee.
With respect to Messrs. Datta, Gu, and Darling, the equity awards consisted of both options to purchase shares of our common stock and RSU awards that may be settled for shares of our common stock. The compensation committee targeted 50% of the economic value in RSU awards and 50% in stock options (valued at approximately 1.9:1 ratio of shares subject to options versus RSUs based on the approximate underlying fair market values of the two types of equity awards) and believed that this proportion of the two types of equity awards provided the appropriate incentives for stock price performance while aligning the interests of such executives officers with the interests of our stockholders. With respect to our CEO, the compensation committee structured the equity award
to consist solely of stock options in order to maximize the incenti ve
to focus on stock price performance and create the strongest possible alignment between our CEO and the interests of our stockholders.

The equity awards granted to our eligible Named Executive Officers in 2024 were as follows:

Named Executive Officer	2024 Refresh Awards
	Restricted Stock Unit Awards (intended target annual dollar value) (1)	Stock Option Awards (intended target annual dollar value) (2)

David Girouard	—	$7.2 million

Sanjay Datta	$2.0 million	$2.0 million

Paul Gu	$2.0 million	$2.0 million

Scott Darling	$1.0 million	$1.0 million

(1)
The dollar values in this column were converted into RSU awards based on a
30-trading
day period trailing average of Upstart’s closing stock price on The NASDAQ Global Select Market prior to the grant date on February 16, 2024 and into stock options based on a fixed ratio.

(2)	The dollar values in this column were converted into Stock Option awards based on a fixed ratio of stock options to RSUs of 1.9:1.
The equity awards granted to our Named Executive Officers in 2024 are set forth in the
“2024 Summary Compensation Table”
and the
“2024 Grants of Plan-Based Awards Table”
below.
Welfare and Health Benefits
We maintain a
tax-qualified
retirement savings plan under Section 401(k) of the Internal Revenue Code (the “Code”) for our employees (the “401(k) plan”), including our executive officers, who satisfy certain eligibility requirements, including requirements relating to age and length of service that provides them with an opportunity to save for retirement on a tax-advantaged
basis. We intend for the 401(k) plan to qualify under Sections 401(a) and 501(a) of the Code so that contributions by employees to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until distributed from the 401(k) plan. In addition, all employer contributions are deductible by us when made.
All participants’ interests in their deferrals are 100% vested when contributed under the 401(k) plan. For employee contributions in 2024, we matched up to $4,500 contributed into the 401(k) plan individual account for each employee participant.
Under the 401(k) plan,
pre-tax
contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions.
In addition, we provide other health and welfare benefits to our executive officers, including our Named Executive Officers, on the same basis as all of our full-time employees. These benefits include health, dental and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. We also provide vacation and other paid holidays to all employees, including our executive officers. We do not offer any of our employees a non-qualified
deferred compensation plan or pension or other defined benefit plan.
We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices, the competitive market, and our employees’ needs.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites or other personal benefits to our executive officers, except as generally made available to our employees or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. During 2024, none of our Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each such Named Executive Officer.

In the future, we may provide perquisites or other personal benefits to our executive officers in limited circumstances, however, we do not expect that these perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.

Post-Employment Compensation

In 2020, we adopted an executive change in control and severance policy applicable to our executive officers. Pursuant to the policy, we subsequently entered into executive change in control and severance policy participation agreements with each of our executive officers, including each of our Named Executive Officers. In December 2022, the executive change in control and severance policy was amended to provide a standardized approach for providing severance payments and benefits.

Our executive change in control and severance policy requires us to provide certain payments and benefits to participants, including our Named Executive Officers, upon a qualifying termination of employment, which includes a termination of a participant’s employment without cause (excluding by reason of death or disability) or where the participant resigns for good reason, both within the three months preceding or 12 months following a change in control of Upstart or outside of such period. The receipt of these payments and benefits are contingent upon the participant’s execution, delivery, and non-revocation of a release and waiver of claims satisfactory to us following the separation from service.

We believe that the executive change in control and severance policy serves several objectives. First, it eliminates the need to negotiate separation payments and benefits on a case-by-case basis. It also helps assure an executive officer that his or her severance payments and benefits are comparable to those of other executive officers with similar levels of responsibility and tenure. Further, it acts as an incentive for our executive officers to remain employed and focused on their responsibilities during the threat or negotiation of a change-in-control transaction, which preserves our value and the potential benefit to be received by our stockholders in the transaction. Finally, the change in control and severance policy is easier for us to administer, as it requires less time and expense.

The executive change in control and severance policy contemplates that the payments and benefits in the event of a change in control of Upstart are payable only upon a “double trigger”; that is, only following a change in control and a qualifying termination of employment, including a termination of employment without cause (excluding by reason of death or disability) or a resignation for good reason, and in each case requires that the participant execute a release of claims in our favor.

In the event of a change in control of Upstart, to the extent that any of the amounts provided for under the executive change in control and severance policy would constitute a “parachute payment” within the meaning of Section 280G of the Code and could be subject to the related excise tax under Section 4999 of the Code, a participant will receive such payment as would entitle him or her to receive the greatest after-tax benefit, even if it means that we pay the executive officer a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Code.

For a summary of the material terms and conditions of the executive change in control and severance policy, as well as an estimate of the amounts payable to our Named Executive Officers under their respective participation agreements, see “—Potential Payments upon Termination or Change in Control” below. A copy of the Amended and Restated Change in Control and Severance Policy is filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Other Compensation Policies

Compensation Recovery Policy

Effective as of December 1, 2023, our Board adopted a compensation recovery policy, a copy of which is filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. The compensation recovery policy is intended to further the Company’s pay-for-performance philosophy and to comply with applicable SEC and Nasdaq requirements by providing for the reasonably prompt recovery (i.e., a “clawback”) of certain executive compensation in the event of an accounting restatement. The application of the compensation recovery policy to executive officers is not discretionary, with limited exceptions, and applies without regard to whether an executive officer was at fault.

Derivatives Trading, Hedging, and Pledging Policies

Under our insider trading policy, our employees, including our executive officers, and the non-employee members of our Board are prohibited from engaging in short sales, trading in derivative securities (other than stock options, RSU awards, and other compensatory awards granted to such individuals by us) or engaging in hedging transactions, pledging our securities as collateral for a loan (except for, in the case of our executive officers and the non-employee members of our Board and only with respect to pledging, with a waiver of this prohibition from our Chief Legal Officer and the chair of our Nominating and Corporate Governance Committee), and holding our securities in a margin account.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code generally limits the amount a public company may deduct for federal income taxes purposes for compensation paid to its chief executive officer, chief financial officer, and certain other executive officers up to $1 million per executive office per year, subject to certain exceptions. Prior to our becoming a public company, our Board had not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for the covered executive officers. As a publicly-traded company, the compensation committee is mindful of the benefits of full deductibility of compensation, and intends to operate our executive compensation program to be most efficient and effective for our stockholders.

The compensation committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the individuals essential to our financial success. As such, the compensation committee may award compensation to covered executive officers that is not deductible as a result of Section 162(m) if it determines doing so to be in the best interests of the Company and our stockholders.

Taxation of Nonqualified Deferred Compensation

Section 409A of the Code requires that amounts that qualify as “nonqualified deferred compensation” satisfy requirements with respect to the timing of deferral elections, timing of payments, and certain other matters. Generally, the compensation committee intends to administer our executive compensation program and design individual compensation elements, as well as the compensation plans and arrangements for our employees generally, so that they are either exempt from, or satisfy the requirements of, Section 409A. From time to time, we may be required to amend some of our compensation plans and arrangements to ensure that they are either exempt from, or compliant with, Section 409A.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and the non-employee members of our Board who hold significant equity interests and certain other service providers may be subject to additional excise taxes if they receive payments or benefits in connection with a change in control of Upstart that exceeds certain prescribed limits, and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any Named Executive Officer, with a “gross-up” or other tax payment or reimbursement for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during 2024 and we have not agreed and are not otherwise obligated to provide any executive officer, including any Named Executive Officer, with such a “gross-up” or other payment or reimbursement.

Accounting for Stock-Based Compensation

The compensation committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is FASB ASC Topic 718, the standard which governs the accounting treatment of stock-based compensation awards.

FASB ASC Topic 718 requires us to recognize in our financial statements all share-based payment awards to employees, including grants of options to purchase shares of our common stock and RSU awards that may be settled for shares of our common stock to our executive officers, based on their fair values. With respect to stock options, the application of FASB ASC Topic 718 involves significant amounts of judgment in the determination of inputs into the Black-Scholes valuation model that we use to determine the fair value of stock options. These inputs include assumptions as to the volatility of the underlying stock, risk free interest rates, and the expected life (term) of the options. We review our valuation assumptions at each grant date, and, as a result, our valuation assumptions used to value stock options granted in future periods may vary from the valuation assumptions we have used previously.

FASB ASC Topic 718 also requires us to recognize the compensation cost of our share-based payment awards in our income statement over the period that an employee, including our executive officers, is required to render service in exchange for the award (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.

Report of the Compensation Committee

The compensation committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Annual Report on Form 10-K for our fiscal year ended December 31, 2024.

The compensation committee of the Board:

Kerry W. Cooper (Chairperson)

Sukhinder Singh Cassidy

This report of the compensation committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and this report and the information contained therein will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act.

2024 Summary Compensation Table

The following table provides information regarding the compensation earned by or paid to our named executive officers. for the fiscal years ended December 31, 2024, 2023 and 2022.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Option Awards ($)(1)	Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)

Dave Girouard(4)	2024	500,000		—		5,812,344	—		801,124	—	7,113,468
Chief Executive Officer	2023	460,000		—		6,448,630	—		207,000	—	7,115,630
	2022	460,000		—		4,744,281	4,404,924		—	—	9,609,205

Sanjay Datta	2024	450,000		—		1,623,064	1,575,926		749,694	4,500	4,403,184
Chief Financial Officer	2023	425,000		—		2,550,012	2,552,518		210,551	3,417	5,741,498
	2022	410,000		—		3,628,870	7,354,996		123,000	4,500	11,521,367

Paul Gu(4)	2024	450,000		—		1,623,064	1,575,926		749,694	4,500	4,403,184
Chief Technology Officer	2023	425,000		—		2,548,468	2,552,518		194,195	4,500	5,724,681
	2022	80,833		—		—	51,760,676	(5)	—	4,500	51,846,009

Scott Darling(6)	2024	435,000		—		846,924	787,976		483,059	4,500	2,557,459
Chief Legal Officer and Corporate Secretary	2023	410,000		92,603	(8)	—	—		180,656	4,500	687,759
	2022	37,583	(7)	7,397	(8)	3,088,742	2,619,120		—	—	5,752,842

(1)

The dollar value of the RSU awards shown in the “Stock Awards” column represents the grant date fair value calculated on the basis of the fair market value of the underlying shares of common stock on the grant date in accordance with FASB ASC Topic 718; provided that the dollar value of the performance-based restricted stock units granted to Mr. Gu in 2022 represents the grant date fair value calculated on the basis of a Monte Carlo simulation pursuant to assumptions set forth in note 9 to our consolidated financial statements included in our Annual Report on Form 10-K filed on February 17, 2023. The dollar value of the stock option awards shown in the “Option Awards” column represents the grant date fair value calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant-date fair value of the stock options reported in the “Option Awards” column are set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K filed on February 14, 2025. The actual value that the named executive officer will realize on each RSU or option award will depend on the price per share of our shares of common stock at the time shares underlying the RSUs or options are sold. Accordingly, these amounts do not necessarily correspond to the actual value recognized or that may be recognized by our named executive officers.

(2)

The amounts reported for 2024 represent the amounts earned by the named executive officers in calendar year 2024 under Upstart’s 2024 Bonus Plan, as described in more detail in the section titled “Compensation Discussion and Analysis – Target Bonus Opportunities.” The amounts reported for 2023 and 2022 represent the amounts earned by the named executive officers in calendar years 2023 and 2022 under Upstart’s 2023 Bonus Plan and Upstart’s 2022 Bonus Plan, respectively.

(3)	The amounts reflect employer matching contributions under our Section 401(k) plan.
(4)	Mr. Girouard and Mr. Gu serve on our Board but are not paid additional compensation for their service on our Board.
(5)

In February 2022, Mr. Gu was granted a performance-based RSU award that would only be earned and vest based on the achievement of certain stock price targets for Upstart’s common stock (the “Performance Award”). At the time of grant, the Performance Award was intended to be Mr. Gu’s primary compensation through 2029. Following significant macroeconomic changes in 2022 and the significant decline in Upstart’s stock price, Mr. Gu’s Performance Award was canceled in 2023, so Mr. Gu will never benefit from it, despite the requirement that it be disclosed.

(6)	Mr. Darling was appointed as Chief Legal Officer and Corporate Secretary, effective as of December 5, 2022.

(7)	The amount reflects the prorated salary that Mr. Darling earned in 2022. Mr. Darling’s annual salary was $410,000 in 2022.
(8)

The amounts reflect the prorated signing bonus that Mr. Darling earned in 2022 and 2023. Mr. Darling received a signing bonus in the amount of $100,000 when he joined Upstart in 2022. If Mr. Darling’s employment with the Company was terminated voluntarily during a 12-month period from the start date of his employment, Mr. Darling would have been required to repay a prorated portion of the signing bonus to the Company. The 12-month period expired in 2023.

2024 Grants of Plan-Based Awards

The following table presents information regarding the incentive awards granted to the named executive officers for 2024.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Exercise or Base Price of Option Awards ($/sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Dave Girouard	—	1/24/2024	125,000	500,000	1,000,000	—	—	—	—	—	—	—
	2/29/2024(4)	2/26/2024	—	—	—	—	—	—	—	417,098	25.75	5,812,344

Sanjay Datta	—	1/24/2024	84,375	337,500	1,012,500	—	—	—	—	—	—	—
	2/29/2024(5)	2/26/2024	—	—	—	—	—	—	61,201	—	—	1,575,926
	2/29/2024(4)	2/26/2024	—	—	—	—	—	—	—	116,281	25.75	1,623,064

Paul Gu	—	1/24/2024	84,375	337,500	1,102,500	—	—	—	—	—	—	—
	2/29/2024(5)	2/26/2024	—	—	—	—	—	—	61,201	—	—	1,575,926
	2/29/2024(4)	2/26/2024	—	—	—	—	—	—	—	116,281	25.75	1,623,064
Scott Darling	—	1/24/2024	81,562	326,250	978,7500	—	—	—	—	—	—	—
	2/29/2024(6)	2/26/2024	—	—	—	—	—	—	30,601	—	—	787,976
	2/29/2024(7)	2/26/2024	—	—	—	—	—	—	—	58,141	25.75	846,924

(1)

Amounts in the “Estimated Payouts Under Non-Equity Incentive Plan Awards” columns relate to cash incentive opportunities under our 2024 Bonus Plan based upon the combined achievement of individual and corporate performance goals over fiscal year 2024. Under the 2024 Bonus Plan, payments are determined by multiplying each participant’s target bonus by (i) a factor determined by individual performance, capped at 150%, and (ii) a factor determined by the achievement of the corporate performance goals, capped at 200%. The actual amounts paid to our named executive officers are set forth in the “2024 Summary Compensation Table” above, and the calculation of the actual amounts paid is discussed more fully in the section titled “Compensation Discussion and Analysis – Target Annual Cash Bonus Opportunities.”

(2)	The exercise price of the stock options is the closing price of our common stock on the date of grant.
(3)

The dollar value of the RSU awards shown in the “Stock Awards” column represents the grant date fair value calculated on the basis of the fair market value of the underlying shares of common stock on the grant date in accordance with FASB ASC Topic 718. The dollar value of the stock option awards shown in the “Option Awards” column represents the grant date fair value calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the “Option Awards” column are set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 as filed with the SEC on February 14, 2025. The actual value that the named executive officer will realize on each RSU or option award will depend on the price per share of our shares of common stock at the time shares underlying the RSUs or options are sold. Accordingly, these amounts do not necessarily correspond to the actual value recognized or that may be recognized by our named executive officers.

(4)	One-forty eighth of the shares subject to the option shall vest on March 20, 2024 and each one-month period thereafter, subject to continued service with us through each such date.
(5)

These securities are RSUs. Each RSU represents a contingent right to receive one share of our common stock. One-sixteenth of the RSUs shall vest on May 20, 2024 and each three-month period thereafter, subject to continued service with us through each such date.

(6)

These securities are RSUs. Each RSU represents a contingent right to receive one share of our common stock. 10% of the RSUs shall vest quarterly in equal installments beginning on May 20, 2026, for 12 months, 55% of the RSUs shall vest quarterly in equal installments for 12 months thereafter, and the remaining 35% of the shares shall vest quarterly in equal installments for 12 months thereafter, subject to continued service with us through each such date.

(7)

10% of the shares subject to the option shall vest monthly in equal installments beginning on March 20, 2026, for 12 months, 55% of the shares shall vest monthly in equal installments for 12 months thereafter, and the remaining 35% of the shares shall vest monthly in equal installments for 12 months thereafter, subject to continued service with us through each such date.

Outstanding Equity Awards at 2024 Year-End

The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2024.

			Option Awards				Stock Awards
Name	Grant Date(1)		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Dave Girouard	9/20/2016		1,126,744	—	0.83	9/20/2026	—	—	—	—
	11/6/2020		550,000	—	18.44	11/6/2030	—	—	—	—
	3/20/2021		106,486	—	125.28	3/20/2031	—	—	—	—
	2/20/2022	(4)	62,095	12,420	130.05	2/20/2032	—	—	—	—
	2/20/2022	(5)	—	—	—	—	8,468	521,375	—	—
	3/17/2023	(6)	369,739	436,965	15.23	3/17/2033	—	—	—	—
	2/29/2024	(12)	86,895	330,203	25.75	2/28/2034	—	—	—	—
Sanjay Datta	12/28/2016		621,346	—	1.35	12/28/2026	—	—	—	—
	12/18/2017		100,000	—	2.15	12/18/2027	—	—	—	—
	3/29/2019		150,000	—	3.80	3/29/2029	—	—	—	—
	1/31/2020		200,000	—	8.88	1/31/2030	—	—	—	—
	3/20/2021		50,824		125.28	3/20/2031	—	—	—	—
	2/20/2022	(4)	47,522	9,505	130.05	2/20/2032	—	—	—	—
	2/20/2022	(5)	—	—	—	—	6,481	399,035	—	—
	11/30/2022	(7)	—	—	—	—	40,756	2,509,347	—	—
	3/17/2023	(6)	145,949	172,487	15.23	3/17/2033	—	—	—	—
	3/17/2023	(8)	—	—	—	—	94,274	5,804,450	—	—
	2/29/2024	(12)	24,225	92,056	25.75	2/28/2034
	2/29/2024	(13)					49,726	3,061,630
Paul Gu	12/18/2017		80,792	—	2.15	12/18/2027	—	—	—	—
	3/29/2019		137,500	—	3.80	3/29/2029	—	—	—	—
	1/31/2020		183,836	—	8.88	1/31/2030	—	—	—	—
	3/20/2021		50,824		125.28	3/20/2031	—	—	—	—
	11/30/2022	(9)	—	—	—	—	45,938	2,828,403	—	—
	3/17/2023	(6)	145,949	172,487	15.23	3/17/2033	—	—	—	—
	3/17/2023	(8)	—	—	—	—	94,274	5,804,450	—	—
	2/29/2024	(12)	24,225	92,056	25.75	2/28/2034
	2/29/2024	(13)					49,726	3,061,630

			Option Awards				Stock Awards
Name	Grant Date(1)		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Scott Darling	12/31/2022	(10)	18,160	217,931	13.22	12/31/2032	—	—	—	—
	12/31/2022	(11)	—	—	—	—	99,059	6,099,063	—	—
	2/29/2024	(14)		58,141	25.75	2/28/2034
	2/29/2024	(15)					30,601	1,884,104

(1)	Each of the outstanding equity awards listed in the table above was granted pursuant to our 2012 Equity Incentive Plan or 2020 Equity Incentive Plan.
(2)

This column represents the fair market value of a share of our common stock on the grant date, as determined in accordance with our 2012 Equity Incentive Plan or 2020 Equity Incentive Plan, as applicable.

(3)	These columns represent the market value of a share of our common stock underlying the RSUs as of December 31, 2024, based on the closing price of our common stock of $61.57 per share.
(4)	One-twelfth of the shares subject to the option shall vest on March 20, 2024 and each one-month period thereafter, subject to continued service with us through each such date.
(5)

These securities are RSUs. Each RSU represents a contingent right to receive one share of our common stock. One-fourth of the RSUs shall vest on May 20, 2024 and each three-month period thereafter, subject to continued service with us through each such date.

(6)	One-forty eighth of the shares subject to the option shall vest on March 20, 2023 and each one-month period thereafter, subject to continued service with us through each such date.
(7)

These securities are RSUs. Each RSU represents a contingent right to receive one share of our common stock. 12.5% of the RSUs shall vest on February 20, 2023 and each three-month period thereafter in 2023, 7.5% of the RSUs shall vest on February 20, 2024 and each three-month period thereafter in 2024, and 5% of the RSUs shall vest on February 20, 2025 and each three-month period thereafter in 2025, subject to continued service with us through each such date.

(8)

These securities are RSUs. Each RSU represents a contingent right to receive one share of our common stock. One-sixteenth of the RSUs shall vest on May 20, 2023 and each three-month period thereafter, subject to continued service with us through each such date.

(9)

These securities are RSUs. Each RSU represents a contingent right to receive one share of our common stock. 11.25% of the RSUs shall vest on February 20, 2023 and each three-month period thereafter in 2023, 8.75% of the RSUs shall vest on February 20, 2024 and each three-month period thereafter in 2024, and 5% of the RSUs shall vest on February 20, 2025 and each three-month period thereafter in 2025, subject to continued service with us through each such date.

(10)	One forty-eighth of the shares subject to the option shall vest on January 20, 2023 and each one-month period thereafter, subject to continued service with us through each such date.
(11)

These securities are RSUs. Each RSU represents a contingent right to receive one share of our common stock. One-sixteenth of the RSUs shall vest on February 20, 2023 and each three-month period thereafter, subject to continued service with us through each such date.

(12)	One forty-eighth of the shares subject to the option shall vest on March 20, 2024 and each successive one-month period thereafter, subject to continued service with us through each such date.
(13)

These securities are RSUs. Each RSU represents a contingent right to receive one share of our common stock. One-sixteenth of the RSUs shall vest on May 20, 2024 and each three-month period thereafter, subject to continued service with us through each such date.

(14)

10% of the shares subject to the option shall vest monthly in equal installments beginning on March 20, 2026, for 12 months, 55% of the shares shall vest monthly in equal installments for 12 months thereafter, and the remaining 35% of the shares shall vest monthly in equal installments for 12 months thereafter, subject to continued service with us through each such date.

(15)

These securities are RSUs. Each RSU represents a contingent right to receive one share of our common stock. 10% of the RSUs shall vest quarterly in equal installments beginning on May 20, 2026, for 12 months, 55% of the RSUs shall vest quarterly in equal installments for 12 months thereafter, and the remaining 35% of the shares shall vest quarterly in equal installments for 12 months thereafter, subject to continued service with us through each such date.

Option Exercises and Stock Vested in 2024

The following table sets forth the number of shares of common stock acquired during 2024 by our named executive officers upon the exercise of stock options or upon the vesting of RSUs, as well as the value realized upon such equity award transactions.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Dave Girouard	125,001	8,806,355		36,052	1,438,903

Sanjay Datta	—	—		139,032	5,748,062

Paul Gu	826,164	39,706,614	(2)	138,849	5,645,986

Scott Darling	189,769	6,052,640	(2)	49,530	2,020,591

(1)

The aggregate value realized is the product of the number of shares of stock subject to the exercised option multiplied by the difference between the market price of our common stock at the time of exercise and the exercise price of the option.

(2)	Less than all shares received upon exercise have been sold, and therefore Mr. Gu and Mr. Darling have not received the full amount listed with respect to the shares acquired upon exercise.

Potential Payments upon Termination or Change in Control

Pursuant to our Executive Change in Control and Severance Policy, as amended (the “CIC Policy”), if, within the three-month period prior to, or the 12-month period following, a “change in control” (as defined in the CIC Policy) (the “Change in Control Period”), we terminate the employment of an executive without “cause” (excluding death or disability) or the executive resigns for “good reason” (as such terms are defined in the CIC Policy), and within 60 days following such termination, the executive executes a waiver and release of claims in our favor that becomes effective and irrevocable (the “Release Requirement”), the executive will be entitled to receive: (i) a lump sum payment equal to 12 months of the executive’s then current annual base salary, (ii) a lump sum payment equal to 100% of the executive’s target annual bonus amount for the year of termination , (iii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for the executive and the executive’s respective eligible dependents for up to 12 months, and (iv) vesting acceleration as to 100% of the then-unvested shares subject to each of the executive’s then outstanding equity awards (and in the case of awards with performance vesting, unless the applicable award agreement governing such award provides otherwise, all performance goals and other vesting criteria will be deemed achieved at target or as earned (determined on a pro rata basis)) if greater; provided that if an executive’s termination occurs prior to the 12-month anniversary of the start date with us, any payment, reimbursement or vesting acceleration described in clauses (i) through (iv) are prorated based on days of service of such executive during the applicable period.

Pursuant to the CIC Policy, if, outside of the Change in Control Period, we terminate the employment of an executive without “cause” (excluding death or disability) or the executive resigns for “good reason” (as such terms are defined in the CIC Policy), and the executive satisfies the Release Requirement, the executive is entitled to receive: (i) continuing payments of severance pay at a rate equal to the executive’s then current annual base salary for up to 12 months (or such shorter period as set forth in the applicable executive’s CIC Policy participation agreement), and (ii) payment of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for the executive and the executive’s respective eligible dependents for up to 12 months (or such shorter period as set forth in the applicable executive’s CIC Policy participation agreement); provided that if an executive’s termination occurs prior to the 12-month anniversary of the executive’s start date with us, the length of the applicable period under clauses (i) and (ii) is reduced by 50%.

Pursuant to the CIC Policy, in the event any payment to an executive would be subject to the excise tax imposed by Section 4999 of the Code (as a result of a payment being classified as a parachute payment under Section 280G of the Code), the executive will receive such payment as would entitle the executive to receive the greatest after-tax benefit, even if it means that we pay the executive a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Code.

The following table describes the potential payments that would have been provided to each of our named executive officers pursuant to the CIC Policy in the event that they were terminated without “cause” (excluding death or disability) or resigned for “good reason” (as such terms are defined in the CIC Policy) outside of, and within the Change in Control Period, assuming such termination occurred on December 31, 2024 and the Release Requirement was satisfied.

	Termination without Cause or Resignation for Good Reason Outside of the Change in Control Period			Termination without Cause or Resignation for Good Reason Within the Change in Control Period
Named Executive Officer	Salary Severance ($)	Value of Continued Health Coverage ($)(1)	Total ($)	Salary Severance ($)	Bonus Severance ($)	Value of Continued Health Coverage ($)(1)	Value of Equity Acceleration ($)(2)	Total ($)

Dave Girouard	500,000	33,963	533,963	500,000	500,000	33,963	32,598,204	33,632,167

Sanjay Datta	450,000	33,963	483,963	450,000	337,500	33,963	23,064,956	23,886,419

Paul Gu	450,000	33,436	483,436	450,000	337,500	33,436	22,984,976	23,805,912

Scott Darling	435,000	33,963	468,963	435,000	326,250	33,963	20,602,741	21,397,954

(1)

The amounts reported in these columns represent estimates of the premiums to maintain group health insurance continuation benefits pursuant to COBRA for the executive and the executive’s respective eligible dependents for 12 months. The amounts presented are based on estimates for maintaining group health insurance continuation benefits under our 2024 health insurance plans.

(2)

The value of the accelerated RSUs in this table are calculated by multiplying the number of shares subject to acceleration by the closing price of our common stock on December 31, 2024, which was $61.57 per share. The value of the accelerated stock options is calculated by multiplying (x) the number of shares subject to acceleration for each stock option by (y) the closing price per share minus the applicable exercise price per share.

Policy Regarding Employee, Officer and Director Hedging

We have an insider trading policy, which, among other things, prohibits our directors, officers, employees, consultants and other service providers (and their respective family and household members) from engaging in short sales, derivative securities transactions, including hedging, or having a margin account with respect to our securities. In addition, no such person may pledge our securities as collateral for a loan except for members of the Board or executive officers that demonstrate the financial capacity to repay the loan without resorting to the pledged securities and receive a waiver, as determined by the Chairperson of our nominating and corporate governance committee and our Chief Legal Officer.

Pay Ratio Analysis
Pursuant to Item 402(u) of Regulation
S-K,
we are required to disclose the ratio of the annual total compensation of our principal executive officer to the median of the annual total compensation of all our employees (except our principal executive officer). During 2024, the principal executive officer of the Company was our CEO, Mr. Girouard. For 2024, Mr. Girouard’s annual total compensation, as disclosed in the 2024 Summary Compensation Table, was $7,113,468 and the median of the annual total compensation of all our employees was $281,338, resulting in a pay ratio of approximately 25:1. In accordance with Item 402(u) of Regulation
S-K,
we identified the median employee as of December 1, 2024 by (i) aggregating for each applicable employee (A) annual base salary for salaried employees (or hourly rate multiplied by the estimated annual work schedule, for hourly employees), (B) the target annual incentive compensation and (C) the estimated grant date fair value for employee equity awards granted in 2024 in accordance with FASB ASC Topic 718, as of December 1, 2024 and (ii) ranking this compensation measure for our employees from lowest to highest. We annualized the compensation of permanent employees that worked for less than the full year. This calculation was performed for all employees of the Company as of December 1, 2024, excluding Mr. Girouard. After identifying the median employee, we calculated annual total compensation for the median employee according to the methodology used to report the annual compensation of our Named Executive Officers in the Summary Compensation Table.
The pay ratio documented above is calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios. As a result, and as explained by the SEC when it adopted these rules, in considering the pay ratio disclosure, stockholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.
Pay Versus Performance
The following table sets forth the compensation for Dave Girouard, our CEO and principal executive officer (“PEO”), and the average compensation for our non-PEO
Named Executive Officers
(“non-PEO
NEOs”) for 2024, 2023, 2022, 2021 and 2020 (each a “Covered Year”), both as reported in the Summary Compensation Table and with certain adjustments to reflect the “compensation actually paid” to such individuals, as calculated in accordance with rules adopted by the SEC. “Compensation actually paid” does not reflect amounts actually realized by our PEO and
Non-PEO
NEOs and may be higher or lower than amounts, if any, that are actually realized by such individuals. The table below also provides information for each Covered Year regarding our cumulative total shareholder return, the cumulative return of our peer group, our net income, and our revenue. Additional information regarding our compensation philosophy, the structure of our performance-based compensation programs, and compensation decisions made this year is described above in the section titled
“Compensation Discussion and Analysis.”

Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($) (1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (3)(4)	Average Compensation Actually Paid to Non-PEO NEOs ($) (2)(4)	Value of Initial Fixed $100 Investment Based on:		Net Income ($) (7)	Revenue from Fees ($) (8)
					Total Shareholder Return ($) (5)	Peer Group Total Shareholder Return ($) (6)

2024	7,113,468	26,667,448	3,787,942	13,942,785	208.92	220.25	-128,581,000	635,466,000

2023	7,115,630	26,075,312	4,051,313	17,583,239	138.65	161.22	-240,132,000	560,431,000

2022	9,609,205	-36,246,416	17,850,370	-13,737,932	44.86	102.14	-108,665,000	907,272,000

2021	14,955,933	70,383,703	5,973,651	44,035,528	513.40	142.25	135,443,000	801,275,000

2020	8,763,722	15,940,686	1,844,759	14,340,553	138.28	105.74	5,983,000	228,600,000

(1)
Compensation actually paid does not mean that our PEO was actually paid those amounts in the listed year, but this is a dollar amount derived from the starting point of summary compensation table total compensation under the methodology prescribed under the SEC’s rules, as shown in the adjustment table below.

Adjustments to Determine PEO Compensation Actually Paid	2024

Summary Compensation Table Total for PEO ($)	7,113,468

Minus Grant Date Fair Value of Equity Awards in Summary Compensation Table ($)	5,812,344

Plus Year End Fair Value of Equity Awards Granted During Year That are Outstanding and Unvested at Fiscal Year End ($)	14,919,314

Plus Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	8,881,951

Plus Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	2,231,339

Plus Change in Fair Value between the End of the Prior Year and the Vesting Date of Equity Awards Granted in Prior Years that Vested in the Year ($)	-666,280

Minus Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	0

Compensation Actually Paid to PEO ($)	26,667,448

(2)
For purposes of the adjustments to determine “compensation actually paid”, we computed the fair value of stock option awards and restricted stock units in accordance with FASB ASC Topic 718 as of the end of the relevant fiscal year, other than fair values of equity awards that vested in the Covered Year, which are valued as of the applicable vesting date. The valuation assumptions used in the calculation of such amounts are set forth in the notes to our consolidated financial statements included in our Annual Report on Form
10-K
for the fiscal year ended December 31, 2024 as filed with the SEC on February 14, 2025. The dollar value of Mr. Gu’s Performance Award in 2022 represents the grant date fair value calculated on the basis of a Monte Carlo simulation pursuant to assumptions set forth in the notes to our consolidated financial statements included in our Annual Report on Form
10-K
for the fiscal year ended December 31, 2022 as filed with the SEC on February 16, 2023.

(3)
This figure is the average of the summary compensation table total compensation for the non-PEO
NEOs in each listed year. The names of the
non-PEO
NEOs for each Covered Year are: for 2024, Sanjay Datta, Paul Gu and Scott Darling; for 2023, Sanjay Datta, Paul Gu and Scott Darling; for 2022, Sanjay Datta, Paul Gu, Scott Darling and Anna Counselman; for 2021, Sanjay Datta, Paul Gu, Anna Counselman and Alison Nicoll; and for 2020, Sanjay Datta and Paul Gu.

(4)
This figure is the average of compensation actually paid for the non-PEO
NEOs in each Covered Year. Compensation actually paid does not mean that these NEOs were actually paid those amounts in the listed year, but this is a dollar amount derived from the starting point of summary compensation table total compensation under the methodology prescribed under the SEC’s rules, as shown in the adjustment table below.

Adjustments to Determine Average Non-PEO NEO Compensation Actually Paid	2024

Average Summary Compensation Table Total for Non-PEO NEOs ($)	3,787,942

Minus Non-PEO NEO Average Grant Date Fair Value of Equity Awards in Summary Compensation Table ($)	2,677,627

Plus Non-PEO NEO Average Year End Fair Value of Equity Awards Granted During Year That are Outstanding and Unvested at Fiscal Year End ($)	6,339,738

Plus Non-PEO NEO Average Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	6,365,575

Plus Non-PEO NEO Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	414,712

Plus Non-PEO NEO Average Change in Fair Value between the End of the Prior Year and the Vesting Date of Equity Awards Granted in Prior Years that Vested in the Year ($)	-287,555

Minus Non-PEO NEO Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	0

Average Compensation Actually Paid to Non-PEO NEOs ($)	13,942,785

(5)
Total shareholder return is calculated by assuming that a $100 investment was made at the close of trading on the first full day of trading of our stock (December 16, 2020) and reinvesting all dividends until the last day of each reported fiscal year.

(6)
The peer group used is the S&P Information Technology index, as used in the Company’s performance graph in our annual report. Total shareholder return is calculated by assuming that a $100 investment was made at the close of trading on the first full day of trading of our stock (December 16, 2020) and reinvesting all dividends until the last day of each reported fiscal year.

(7)	The dollar amounts reported are the Company’s net income reflected in the Company’s audited financial statements.
(8)
In the Company’s assessment, revenue from fees is the most important financial performance measure (other than stock price) used by the Company in 2024 to link compensation actually paid to performance. The dollar amounts reported are the Company’s revenue from fees reflected in the Company’s audited financial statements.

Tabular List of Most Important Financial Performance Measures

Stock Price

Revenue from fees

Adjusted EBITDA
Stock price, revenue from fees and adjusted EBITDA are the only financial performance measures we used in 2024 to link compensation to company performance.
For a full reconciliation for adjusted EBITDA to the most directly comparable financial measure stated in accordance with GAAP, please see our 2024 Annual Report on Form
10-K
for the fiscal year ended December 31, 2024 as filed with the SEC on February 14, 2025.

Relationship Descriptions
The following graphs illustrate the relationship between compensation actually paid for the Covered Years and (i) our cumulative total shareholder return and our peer group’s cumulative total shareholder return, (ii) our net income and (iii) our revenue from fees.
Compensation Actually Paid vs. Total Shareholder Returns of the Company and Peer Group

PEO Compensation Actually Paid
Non-PEO NEO Average Compensation Actually Paid
Company TSR
Peer Group TSR
$75,000,000
$50,000,000
$25,000,000
$0
-$25,000,000
-$50,000,000
Compensation Actually Paid
$600.00
$400.00
$200.00
$0.00
Total Shareholder Return
FY 2020
FY 2021
FY 2022
FY 2023
FY2024

Compensation Actually Paid vs. Net Income

PEO Compensation Actually Paid
Non-PEO NEO Average Compensation Actually Paid
Net Income
$75,000,000
$50,000,000
$25,000,000
$0
-$25,000,000
-$50,000,000
Compensation Actually Paid
$200,000,000
$100,000,000
$0
-$100,000,000
-$200,000,000
-$300,000,000
Net Income
FY 2020
FY 2021
FY 2022
FY 2023
FY2024

Compensation Actually Paid vs. Revenue from Fees

PEO Compensation Actually Paid
Non-PEO NEO Average Compensation Actually Paid
Revenue from Fees
$75,000,000
$50,000,000
$25,000,000
$0
-$25,000,000
-$50,000,000
Compensation Actually Paid
$1,000,000,000
$750,000,000
$500,000,000
$250,000,000
$0
Revenue
FY 2020
FY 2021
FY 2022
FY 2023
FY2024

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2024 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (#)

Equity compensation plans approved by stockholders

2012 Equity Incentive Plan(2)	5,319,321	5.85	—

2020 Equity Incentive Plan(3)	5,389,018	30.69	7,669,374

2020 Employee Stock Purchase Plan(4)	—	—	3,425,952

Prodigy Software, Inc. 2015 Stock Incentive Plan	1,559	9.31	—

Equity compensation plans not approved by stockholders	—	—	—

Total	10,709,898		11,095,326

(1)	RSUs, which do not have an exercise price, are excluded in the calculation of weighted-average exercise price.
(2)

As a result of our initial public offering and the adoption of the 2020 Equity Incentive Plan (the “2020 Plan”), we no longer grant awards under the 2012 Equity Incentive Plan (the “2012 Plan”); however, all outstanding awards under the 2012 Plan remain subject to the terms of the 2012 Plan. The number of shares underlying stock options granted under the 2012 Plan that expire or terminate or are forfeited or repurchased by us under the 2012 Plan, tendered to or withheld by us for payment of an exercise price or for tax withholding, or repurchased by us due to failure to vest will be automatically added to the shares available for issuance under the 2020 Plan.

(3)

Our 2020 Plan provides that the number of shares of common stock available for issuance under the 2020 Plan automatically increases on the first day of each fiscal year beginning with the 2021 fiscal year, in an amount equal to the least of (i) 15,000,000 shares, (ii) five percent (5%) of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as the administrator may determine.

(4)

Our 2020 Employee Stock Purchase Plan (the “ESPP”) provides that the number of shares of our common stock available for issuance under the ESPP automatically increases on the first day of each fiscal year beginning with the 2021 fiscal year, in an amount equal to the least of (i) 2,000,000 shares, (ii) one percent (1%) of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year or (iii) such other amount as the administrator may determine.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of March 1, 2025 for:

•	each of the named executive officers;

•	each of our directors;

•	all of our executive officers and directors as a group; and

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock.

The percentage of beneficial ownership shown in the table is based on 94,987,218 shares of common stock outstanding as of March 1, 2025.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. Except as indicated by the footnotes below, we believe, based on the information available to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except as otherwise noted. The rules of the SEC also take into account shares of common stock pursuant to stock options that are either immediately exercisable or exercisable on or before the 60th day after March 1, 2025 or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of March 1, 2025. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Upstart Holdings, Inc., 2950 S. Delaware Street, Suite 410, San Mateo, California 94403.

	Common Stock
Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)		Percent of Common Stock Outstanding

Directors and named executive officers

Dave Girouard	13,083,443	(2)	13.44%

Sanjay Datta	1,523,189	(3)	1.58%

Paul Gu	1,399,261	(4)	1.46%

Scott Darling	64,031	(5)	*

Peter Bernard	0		*

Sukhinder Singh Cassidy	113,295	(6)	*

Kerry W. Cooper	18,656		*

Mary Hentges	116,376	(7)	*

Jeff Huber	17,079		*

Ciaran O’Kelly	211,691	(8)	*

Hilliard C. Terry, III	86,659	(9)	*

All directors and current executive officers as a group (11 persons)	16,633,680	(10)	16.67%

Greater than 5% stockholders

Entities affiliated with The Vanguard Group	7,013,850	(11)	7.38%

Entities affiliated with BlackRock, Inc.	5,548,508	(12)	5.84%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)

Represents shares beneficially owned by such individual or entity, and includes shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.

(2)

Consists of (i) 52,614 shares held of record by Mr. Girouard, (ii) 8,342,701 shares held of record by the 2008 D&T Girouard Revocable Trust, for which Mr. Girouard serves as co-trustee, (iii) 1,000,000 shares held of record by DTG GRAT LLC, for which Mr. Girouard serves as manager, (iv) 546,501 shares held of record by Mr. Girouard’s sister-in-law, Tristen Baird Willard, as trustee of the JRG 2020 Exempt Gift Trust, (v) 546,501 shares held of record by Mr. Girouard’s sister-in-law, Tristen Baird Willard, as trustee of the TMG 2020 Exempt Gift Trust, (vi) 126,057 shares held of record by Mr. Girouard’s sister-in-law, Tristen Baird Willard, as trustee of the JRG Nonexempt Gift Trust, (vii) 126,057 shares held of record by Mr. Girouard’s sister-in-law, Tristen Baird Willard, as trustee of the TMG Nonexempt Gift trust, and (viii) 2,343,012 shares subject to options exercisable within 60 days of March 1, 2025 held by Mr. Girouard.

(3)	Consists of (i) 135,270 shares held of record by Mr. Datta and (ii) 1,387,919 shares subject to options exercisable within 60 days of March 1, 2025 held by Mr. Datta.
(4)	Consists of (i) 842,445 shares held of record by Mr. Gu and (ii) 556,816 shares subject to options exercisable within 60 days of March 1, 2025 held by Mr. Gu.
(5)	Consists of (i) 18,185 shares held of record by Mr. Darling and (ii) 45,846 shares subject to options exercisable within 60 days of March 1, 2025 held by Mr. Darling.
(6)	Consists of 113,295 shares subject to options exercisable within 60 days of March 1, 2025 held by Ms. Singh Cassidy.
(7)	Consists of (i) 18,081 shares held of record by Ms. Hentges and (ii) 98,295 shares subject to options exercisable within 60 days of March 1, 2025 held by Ms. Hentges.
(8)	Consists of (i) 19,248 shares held of record by Mr. O’Kelly and (ii) 192,443 shares subject to options exercisable within 60 days of March 1, 2025 held by Mr. O’Kelly.
(9)	Consists of (i) 18,364 shares held of record by Mr. Terry and (ii) 68,295 shares subject to options exercisable within 60 days of March 1, 2025 held by Mr. Terry.
(10)

Consists of (i) 11,827,759 shares beneficially owned by our executive officers and directors and (ii) 4,805,921 shares subject to options exercisable within 60 days of March 1, 2025 held by our executive officers and directors.

(11)

Represents shares beneficially owned as of December 29, 2023, based on a Schedule 13G/A, filed with the SEC on February 13, 2024 by The Vanguard Group. Of the shares of common stock beneficially owned, The Vanguard Group reported that it had shared voting power with respect to 136,450 shares, shared dispositive power with respect to 212,628 shares, and sole dispositive power with respect to 6,801,222 shares. The Vanguard Group lists its address as 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The Vanguard Group has not filed another Schedule 13G with respect to Upstart since February 13, 2024.

(12)

Represents shares beneficially owned as of December 31, 2023, based on a Schedule 13G, filed with the SEC on January 29, 2024 by BlackRock, Inc. Of the shares of common stock beneficially owned, BlackRock, Inc. reported that it had sole voting power with respect to 5,443,415 shares and sole dispositive power with respect to all shares beneficially owned. BlackRock, Inc. lists its address as 50 Hudson Yards, New York, New York 10001. BlackRock, Inc. has not filed another Schedule 13G with respect to Upstart since January 29, 2024.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have entered into change of control and severance agreements with our current executive officers that, among other matters, provide for certain severance and change of control benefits. For additional information, refer to the section entitled “Executive Compensation – Potential Payments upon Termination or Change of Control.”

We have entered into indemnification agreements with our directors and executive officers. The indemnification agreements, our amended and restated certificate of incorporation, and amended and restated bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

Other than as described above, since January 1, 2024, we have not entered into any other transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest.

Policies and Procedures for Related Party Transactions

Our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our written policy regarding transactions between us and related persons provides that a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. Our audit committee charter provides that our audit committee shall review and approve or disapprove any related party transactions.

Under this policy, all related person transactions may be consummated or continued only if approved or ratified by our audit committee. In determining whether to approve or ratify any such proposal, our audit committee will take into account, among other factors it deems appropriate, (a) whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party, (b) the extent of the related person’s interest in the transaction, and (c) whether the transaction would impair the independence of an outside director. The policy grants standing pre-approval of certain transactions, including (i) any compensation paid to a director or executive officer if such compensation (A) is approved by our compensation committee or our Board, (B) is required to be reported in our annual proxy statement, or (C) in the case of an executive officer who is not an immediate family member of any other executive officer, would have been required to be reported in our annual proxy statement if the executive officer was a “named executive officer,” (ii) transactions with another company at which a related person’s only relationship with such other company is as a non-executive employee, director, or beneficial owner of less than 10% equity interest of that company, if the aggregate amount involved does not exceed the greater of $200,000 or 5% of such company’s total annual revenues and the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, (iii) charitable contributions, grants or endowments by us to a charitable organization, foundation or university where the related person’s only relationship with such charitable organization is as a non-executive employee or director, if the aggregate amount involved does not exceed the greater of $200,000 or 5% of the charitable organization’s total annual receipts, (iv) transactions where a related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis, and (v) any indemnification or advancement of expenses made pursuant to our certificate of incorporation or bylaws or any related agreement.

OTHER MATTERS

2024 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2024 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. Our Annual Report on Form 10-K and this proxy statement are posted on our website at ir.upstart.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our Annual Report on Form 10-K without charge by sending a written request to Upstart Holdings, Inc., Attention: Investor Relations, 2950 S. Delaware Street, Suite 410, San Mateo, California 94403.

* * *

Our Board does not presently know of any other matters to be presented at the 2025 Annual Meeting. If any additional matters are properly presented at the 2025 Annual Meeting, the designated proxy holders listed in this proxy statement will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the 2025 Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed in the Notice or on the accompanying proxy card or, if you requested to receive a printed copy of the proxy materials, by executing and returning, at your earliest convenience, the accompanying proxy card or voter instructions form in the envelope that has also been provided.

APPENDIX

The following table provides a reconciliation of the non-GAAP measure H2’24 Adjusted EBITDA before bonus to its nearest GAAP equivalent:

Reconciliation	Six Months Ended December 31, 2024 ($ in thousands)

Net loss	($9,513)

Adjusted to exclude the following:

Stock-based compensation and certain payroll tax expenses(1)	66,883

Depreciation and amortization	10,089

Reorganization expenses	604

Expense on convertible notes	5,331

Gain on debt extinguishment	(33,361)

Provision for income taxes	156

Adjusted EBITDA	40,189

Plus H2’24 Bonus(2)	43,789

Finalized Adjusted EBITDA before bonus	83,978

Plus Adjustments(3)	785

Preliminary Adjusted EBITDA before bonus	84,763

(1)

Payroll tax expenses include the employer payroll tax-related expense on employee stock transactions, as the amount is dependent on our stock price and other factors that are beyond our control and do not correlate to the operation of our business.

(2)

The difference between the H2’24 bonus of $43.8 million and the total company-wide bonus pool of $56.3 million in the 2024 Corporate Performance Results section reflects the impact of H1’24 bonus expense.

(3)

Preliminary H2’24 Adjusted EBITDA before bonus was an estimate the compensation committee used to determine achievement and to set the aggregate company-wide bonus pool under the 2024 Executive Bonus Plan and was subject to adjustment in the ongoing review and audit procedures by the Company’s external auditors. Upon finalizing the company’s financial results, a decision was made not to change the aggregate bonus pool funding that had been established and accrued in our financial statements because the difference between preliminary and final H2’24 Adjusted EBITDA before bonus was immaterial.

UPSTART HOLDINGS, INC. ATTN: INVESTOR RELATIONS 2950 S. DELAWARE STREET, SUITE 410 SAN MATEO, CALIFORNIA 94403 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 8:59 p.m. Pacific Time on May 22, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/UPST2025 You may attend the Annual Meeting of Stockholders via the Internet and vote during the meeting. Have the information that is printed in the box by the arrow available and follow the instructions. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 8:59 p.m. Pacific Time on May 22, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V67234-P26579 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. UPSTART HOLDINGS, INC. For All Withhold All For All Except The Board of Directors recommends you vote FOR each of the following Class II nominees: 1. Election of Directors Nominees: 01) Peter Bernard 02) Paul Gu To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following proposal: 2. Ratification of the appointment of Deloitte & Touche LLP as Upstart’s independent registered public accounting firm for the fiscal year ending December 31, 2025. The Board of Directors recommends you vote, on an advisory basis, FOR the following proposal: 3. The approval, on an advisory basis, of the compensation of our named executive officers. NOTE: In their discretion, the proxy holders will vote on such other business as may properly come before the meeting or any adjournments or postponements thereof. For Against Abstain For Against Abstain This section must be completed for your vote to be counted – Date and Sign Below Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. V67235-P26579 UPSTART HOLDINGS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS MAY 23, 2025, 9:00 AM Pacific Time The stockholder(s) hereby appoint(s) Dave Girouard, Sanjay Datta and Scott Darling, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Upstart Holdings, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually on Friday, May 23, 2025, at 9:00 a.m. Pacific Time or at any postponements or adjournments thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. In their discretion, Dave Girouard, Sanjay Datta and Scott Darling, or any of them, as proxies, are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any postponements or adjournments thereof. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE OR VOTE BY TELEPHONE OR THE INTERNET. CONTINUED AND TO BE SIGNED ON REVERSE SIDE